Registration No. 333-142471

As filed with the Securities and Exchange Commission on April 30, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________

FORM SB-2

Pre-effective Amendment No. 1

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

                                   AMISH NATURALS, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	2090	98-0377768
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6399 State Route 83
Holmesville, Ohio 44633
(330) 674-0998 Telephone
(330) 754-1433 Fax
_____________________________________________________________________________________________
(Address and Telephone Number of Principal Executive Offices)

David C. Skinner, Sr.
Chief Executive Officer
6399 State Route 83
Holmesville, Ohio 44633
(330) 674-0998 Telephone
(330) 754-1433 Facsimile
_____________________________________________________________________________________________
(Name, Address and Telephone Number of Agent For Service)

with copies to:

Randolf W. Katz, Esq. Bryan Cave LLP 1900 Main Street, Suite 700 Irvine, California 92614 (949) 223-7103 Telephone (949) 223-7100 Facsimile	Heather R. Badami, Esq. Bryan Cave LLP 700 Thirteenth Street NW Washington, DC 20005-3960 202/508-6000 Telephone 202/508-6200 Facsimile

Approximate Date of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ____________________________

If this form is a post-effective amendment filed pursuant to Rule 426(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________________________________________

If this form is a post-effective amendment filed pursuant to Rule 426(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock par value $.001 per share	3,889,745	$1.67	$6,495,874.15	-
Common Stock, par value $.001 per share, underlying Common Stock Purchase Warrants (2)	450,000	$0.90	$405,000.00	-
TOTAL	4,339,745	-	$6,900,874.15	$211.86

(1)
Pursuant to Rule 457(c), the maximum offering price for the common stock is estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of the Common Stock on the OTC Bulletin Board on April 26, 2007.

(2)
In accordance with Rule 416, the registrant is also registering hereunder an indeterminate number of shares of Common Stock that may be issued and resold to prevent dilution from stock splits, stock dividends and similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1993 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

4,339,745 SHARES
OF
COMMON STOCK
AMISH NATURALS, INC.
_____________________________

The selling stockholders named in this prospectus are offering up to 4,339,745 shares of our common stock, par value $.001 per share. Of these shares, 450,000 shares are issuable upon exercise of warrants to purchase shares of our common stock. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Any commissions, fees and discounts of underwriters, brokers, dealers or agents will be paid by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “AMNT”. The closing price for our common stock on the OTC Bulletin Board was $1.91 on June 4, 2007.

See “Risk Factors” beginning on page 5 of this prospectus for the factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2007

You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common shares in any circumstances under which the offer or solicitation is unlawful.

__________________________

DESCRIPTION OF SECURITIES	25
PLAN OF DISTRIBUTION	28
LEGAL MATTERS	29
EXPERTS	29
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILIS	29
WHERE YOU CAN FIND MORE INFORMATION	29

We own various registered and unregistered trademarks, some of which are mentioned in this prospectus.

All references to “we,” “us,” “our,” “our company,” “Amish Naturals” and similar terms refer to Amish Naturals, Inc. and its predecessor, Amish Pasta Company, Inc.

____________________________

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties and include, in particular, statements about our plans, strategies and prospects under the headings “Management’s Discussion and Analysis and Plan of Operation” and “Business.”

You can identify certain forward-looking statements by our use of forward-looking terminology such as the words “may,” “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to the factors described in the “Risk Factors” section and elsewhere in this prospectus. We do not undertake to update or revise these forward-looking statements to reflect new events or circumstances.

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our company and the offering. However, it is a summary and may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including our financial statements and the notes to those statements.

Company Overview

We are engaged in the manufacturing, marketing and selling of gourmet, all-natural, kosher, dried, organic pasta and fiber-rich pasta made with 100% organic durum wheat. We manufacture, market and sell a variety of dried pastas under the Amish Naturals™ brand label. All of our products are made using either 100% organic durum flour or organic whole wheat flour. We use century-old methods of lamination, as opposed to the extruded, production-line method used by others in the pasta industry. Our mixing, sheeting, and cutting methods have been used in Amish kitchens for generations to produce a “homemade” quality, taste, and texture. Our products include Organic Plain Fettuccine, Organic Whole Wheat Fettuccine, Organic Tomato-Basil Fettuccine, Organic Garlic-Parsley Fettuccine, and Fiber-Rich Fettuccine.

Amish Pasta Company, Inc. (“Amish Pasta Company”) was founded in September 2005 as a Nevada corporation. On October 30, 2006, pursuant to an Agreement and Plan of Merger, dated as of October 27, 2006, Amish Pasta Company, merged with and into APC Acquisition Corp., a wholly-owned merger subsidiary of FII International Inc. (“FII”), a then-publicly held Nevada corporation. In connection with the merger, Amish Pasta Company changed its name to Amish Naturals, Inc. and merged with and into FII, with FII surviving. On that same day, FII changed its name to Amish Naturals, Inc.

Our principal executive offices are located at 6399 State Route 83, Holmesville, OH 44633 and our telephone number is 330-674-0998.

The Offering

Securities offered	4,339,745 shares of common stock, including 450,000 shares underlying warrants.

Common stock outstanding	43,689,995 as of June 4, 2007.

Use of proceeds
We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We will pay all of the expenses of this offering, including, without limitation, professional fees and registration fees.

Risk factors	The offering involves a high degree of risk. Please refer to “Risk Factors” beginning on page 5 for a description of the risk factors you should consider.

OTC Bulletin Board symbol	AMNT

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors listed below and all other information contained in this prospectus before investing in our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

If any of the following risks occur, our business, our quarterly and annual operating results, or our financial condition could be materially and adversely affected. In that case, the market price of our common stock could decline or become substantially volatile, and you could lose some or all of your investment.

Risks Related to our Business

Our current financial condition has raised substantial doubt regarding our ability to continue as a going concern.

The registered public accounting firm’s report on our fiscal 2006 financial statements included elsewhere herein contains an explanation that our financial statements were prepared assuming that we will continue as a going concern. Factors such as those described in these risk factors may raise substantial doubt about our ability to continue as a going concern. Management has undertaken (i) to complete the engineering and assembly of our first commercial production line and to order the equipment for our second commercial production line, (ii) to commence sales and marketing activities, both directly and through Natural/Specialty Sales, Inc., a subsidiary of Acosta Sales and Marketing Co., and (iii) to commence production of commercial quantities of our products for inventory. We also completed a private placement of our common stock in February 2007 to obtain additional liquidity during the most current fiscal quarter. Notwithstanding management’s undertakings, we cannot assure you that our efforts will lead us to generate meaningful gross revenues; nor can we provide any assurance that we can generate profitable operations. The financial statements included elsewhere herein do not include any adjustments that might result from the outcome of these uncertainties. The ability of our company to continue operating as a going concern will depend on our ability to sell sufficient quantities of our products to generate gross revenues in excess of our required cash expenditures and, thereafter, to generate sufficient funds to allow us to effectuate our business plan. Further, to the extent that funds for our operations and business plan are required that exceed our gross revenues, our ability to continue operating as a going concern will also depend on our ability to obtain sufficient financing, whether in the form of debt or equity. We cannot provide any assurance that we will have sufficient sales or that sufficient financing will be available to us on terms or at times that we may require. Failure in any of these efforts may materially and adversely affect our ability to continue as a going concern.

Because we have a limited operating history, it is difficult to predict our future performance.

Amish Pasta Company was incorporated in September 2005 and, therefore, we have limited operating and financial history available to help stockholders evaluate our past performance. Moreover, our limited historical financial results may not accurately predict our future performance. Companies in their initial stages of development present substantial business and financial risks and may suffer significant losses. As a result of the risks specific to our new business and those associated with new companies in general, it is possible that we may not be successful in implementing our business strategy.

We are dependent on our chief executive officer and certain other key officers, the loss of any of whom could significantly harm our business and operations.

We depend on the efforts of our executive officers and other key personnel, including David C. Skinner, Sr., our President and Chief Executive Officer. The loss of Mr. Skinner or other key employees could materially and adversely affect our business, financial condition, and results of operations. We have employment or consulting agreements with all of our executive officers, but do not have key person insurance on the lives of any of them.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures and our ability to select the right markets and media in which to advertise.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures, including our ability to:

•	create greater awareness of our brand;

•	identify the most effective and efficient level of spending in each market, media, and specific media vehicle;

•	determine the appropriate creative message and media mix for advertising, marketing, and promotional expenditures;

•	manage marketing costs (including creative and media) in order to maintain acceptable customer acquisition costs;

•	select the right market, media, and specific media vehicle in which to advertise; and

•	convert consumer inquiries into actual orders.

Our planned marketing expenditures may not result in material revenue or generate sufficient levels of brand name and program awareness. We may not be able to manage our marketing expenditures on a cost-effective basis, whereby our customer acquisition cost may exceed the contribution to gross profit generated from each additional customer.

If aggregate production capacity in the U.S. pasta industry increases or is under-utilized, we may have to adopt an aggressive pricing strategy, which would negatively affect our results of operations.

Our competitive environment depends on the relationship between aggregate industry production capacity and aggregate market demand for pasta products. Production capacity above market demand can have a material adverse effect on our business, financial condition, and results of operations.

The market for pasta products is highly competitive, and we face competition from many established domestic and foreign producers. We may not be able to compete effectively with these producers.

The markets in which we operate are highly competitive. We compete against numerous well-established national, regional, local, and foreign companies in every aspect of our business, both in acquisition of raw materials and in the sales and distribution of products. We may not be able to compete effectively with these competitors, and customers may not buy our products. Some of our competitors have longer operating histories, and significantly greater brand recognition and financial and other resources, than we.

Cost increases or crop shortages in durum wheat or cost increases in packaging materials could adversely affect us.

The costs of organic durum and whole wheat, organic ingredients, and packaging materials have varied widely in recent years and future changes in such costs may cause our results of operations and our operating margins to fluctuate significantly. Increases in the cost of durum wheat or packaging materials could have a material adverse effect on our operating profit and margins unless and until we are able to pass increased costs along to our customers. Competitive pressures may also limit our ability to raise prices in response to increased raw or packaging material costs. Accordingly, we do not know whether, or the extent to which, we will be able to offset durum wheat or packaging material cost increases with increased product prices. We also rely on the supply of plastic, corrugated, and other packaging materials, which fluctuate in price due to market conditions beyond our control.

The sale of ingested products involves product liability and other risks.

Like other companies that sell food products, our company faces an inherent risk of exposure to product liability claims if the consumption of our products results in illness or injury. The successful assertion or settlement of a claim or a significant number of insured claims could harm our company by adding costs to the business and by diverting the attention of senior management from the operation of the business. Our company may also be subject to claims that our products contain contaminants, are improperly labeled, or include inadequate instructions as to preparation or inadequate warnings covering food-borne illnesses or allergies. While we have product liability insurance, product liability litigation, even if not meritorious, is very expensive and could also entail adverse publicity for our company, thereby reducing revenue and operating results.

We may not successfully manage growth.

Our success will depend upon the commencement of sales and shipment of our products and, thereafter, the expansion of our operations and effective management of growth, all of which will place a significant strain on our management and administrative, operational, and financial resources. To manage growth, should it occur, we would need to expand our facilities, augment our operational, financial, and management systems, and hire and train additional qualified personnel. If we are unable to manage growth effectively, our business could be harmed.

We may need additional financing to continue and grow operations, which financing may not be available on acceptable terms or at all.

We may need to raise additional funds to fund our operations or grow our business. Additional financing may not be available on terms or at times favorable to us, or at all. If adequate funds are not available when required or on acceptable terms, we may be unable to continue and grow our operations. In addition, such additional financing transactions, if successful, may result in dilution to our stockholders. They may also result in the issuance of securities with rights, preferences, and other characteristics superior to those of our common stock and, in the case of debt financings, may subject our company to covenants that restrict our ability to operate our business freely.

The food industry is subject to governmental regulation that could increase in severity and hurt results of operations.

The food industry is subject to federal, state, and other governmental regulation relating to the operation of production facilities; the production, packaging, labeling, and marketing of products; and pollution control, including air emissions. For example, food manufacturers are subject to rigorous inspection and other requirements of the USDA and FDA. If federal, state, or local regulation of the industry increases for any reason, then we may be required to incur significant expenses, as well as to modify our operations to comply with new regulatory requirements, which could harm operating results. Additionally, remedies available in any potential administrative or regulatory actions may require us to refund amounts paid by all affected customers or pay other damages, which could be substantial. Any determination by the FDA or other agencies that our facilities are not in compliance with applicable regulations could interfere with the continued manufacture and distribution of the affected products, up to the entire output of the facility or facilities involved, and, in some cases, might also require the recall of previously distributed products. Any such determination could have a material adverse effect on our business, financial condition, and results of operations.

Our business will be dependent on several major customers.

We expect that we will rely on a limited number of major retail customers and wholesale distributors for a substantial portion of our revenues. If our relationship with one or more of them does not materialize as planned or, thereafter, changes or ends, our sales could suffer, which could have a material adverse effect on our business, financial condition, and results of operations.

Our manufacturing processes and recipes are not protected by patents or by registered copyrights and, as a result, our competitors may be able to use our processes and recipes to compete against us.

We do not have any patents. All of our employees have entered into confidentiality agreements with us, pursuant to which they have agreed to keep confidential and not use our trade secrets, including our processes, formulae, ingredients, and recipes, except to our benefit. We use appropriate copyright notices with our packaging and promotional materials. Despite these efforts, it may be possible for our competitors or customers to copy aspects of our trade secrets. This could have a material adverse effect on our business, financial condition, and results of operations.

Risks associated with investing in our common shares

The public market for our common stock is limited, and stockholders may not be able to resell their shares at or above the purchase price paid by such stockholders, or at all.

There is currently only a limited public market for our common stock. We cannot assure you that an active public market for our common stock will develop or be sustained in the future. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, such as: the announcement of new products by our competitors, developments concerning our intellectual property, government regulation, quarterly variations in our competitors’ results of operations, developments in our industry, and general market conditions and other factors, including factors unrelated to our own operating performance. In addition, stock market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Prospective investors should also be aware that price volatility might be worse if the trading volume of our common stock is low.

If a trading market for our common shares does develop, trading prices may be volatile.

In the event that a trading market develops for our common shares, the market price of such shares may be based on factors that may not be indicative of future market performance. Consequently, the market price of our shares may vary greatly. If a market for our shares develops, there is a significant risk that our share price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;

•	announcements that our revenue or income/loss levels are below analysts’ expectations;

•	general economic slowdowns;

•	changes in market valuations of similar companies;

•	announcements by our competitors or us of significant contracts; and

•	acquisitions, strategic partnerships, joint ventures, or capital commitments.

Because we became public by means of a “reverse acquisition,” we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became publicly traded through a “reverse acquisition.” Securities analysts of major brokerage firms currently do not, and in the future may not, provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common shares. No assurance can be given that brokerage firms will want to conduct any follow-on or secondary offerings on behalf of our company in the future.

Our common shares may be considered a “penny stock” and may be difficult to sell.

The Securities and Exchange Commission (SEC) has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our shares has been, and if a sustained active trading market develops, may be less than $5.00 per share and, therefore, the shares may be designated as a “penny stock” according to the SEC’s rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser, and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our shares and may affect the ability of investors to sell their shares.

We are not required to meet or maintain any listing standards for our common stock to be quoted on the OTC Bulletin Board, which could affect our stockholders’ ability to access trading information about our common stock.

The OTC Bulletin Board is separate and distinct from The Nasdaq Stock Market and any national securities exchange, such as the New York Stock Exchange or the American Stock Exchange. Although the OTC Bulletin Board is a regulated quotation service operated by NASD that displays real-time quotes, last sale prices, and volume information in over-the-counter (OTC) equity securities like our common stock, we are not required to meet or maintain any qualitative or quantitative standards for our common stock to be quoted on the OTC Bulletin Board. Our common stock does not presently meet the minimum listing standards for listing on The Nasdaq Stock Market or any national securities exchange, which could affect our stockholders’ ability to access trading information about our common stock. We are required to satisfy the reporting requirements under the Securities Exchange Act of 1934, as amended. If we fail to do so, our shares may no longer be quoted on the OTC Bulletin Board.

We do not intend to pay dividends; you will not receive funds without selling shares.

We have never declared or paid any cash dividends on our capital stock and do not intend to pay dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any funds without selling your shares.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being offered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We may receive up to approximately $405,000 upon the exercise of the warrants in full at the current exercise price. These proceeds, if any, are expected to be used for working capital.

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock since inception, and we do not intend to pay any cash dividends in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our Board of Directors and will be dependent upon our fiscal condition, results of operations, capital requirements, and other factors our Board of Directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization on March 31, 2007. This table does not include the shares of common stock covered by this prospectus.

	Shares Authorized	Shares Outstanding	Amount
Preferred stock	20,000,000	—	—
Common stock	100,000,000	43,427,024	$43,427
Additional paid-in capital	—	—	$4,770,347
Accumulated deficit	—	—	$(1,865,77)
Net stockholders’ equity	—	—	$2,947,999

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common shares are not listed on any stock exchange, but are quoted on the OTC Bulletin Board under the symbol “AMNT.” Until October 27, 2006, our common shares were quoted on the OTC Bulletin Board under the symbol “FIII” and had not been traded.

The following table sets forth the high and low fix prices for our common stock for the periods indicated, without retail mark-up, mark-downs, or commissions, and may not represent actual transactions.

	Closing Bid
	High	Low
Fiscal Year 2007:
Quarter Ended December 31, 2006 (October 2 through October 24)	$0.15	$0.05
Quarter Ended December 31, 2006 (October 27 through December 29)*	$2.09	$0.975
Quarter Ended March 31, 2007	$3.80	$1.95
Quarter Ended June 30, 2007 (through June 4, 2007)	$—	$—

* After a 2.8 for 1 split

The approximate number of stockholders of record at June 4, 2007, was 54. The number of stockholders of record does not include beneficial owners of our common stock, whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. Certain statements in this discussion and elsewhere in this report constitute forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. See “Forward Looking Statements” elsewhere in this prospectus. Because this discussion involves risk and uncertainties, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview of Amish Naturals

Amish Naturals, Inc. is a start-up, development-stage company and has not yet generated or realized any revenues from our business operations. During the period from September 2, 2005 (inception) to December 31, 2006, Amish Naturals raised capital in the form of a short-term note payable and the sale of shares of our common stock. The proceeds of the note payable were used to acquire a production facility site and the equipment management believes is necessary for Amish Naturals to commence operations. The proceeds of the sale of shares of our common stock were used to retire the short-term note payable and acquire additional production equipment. Management’s plan is to produce a line of natural organic, kosher pasta products and related items to be sold through food-product distributors.

On October 27, 2006 we completed a merger with FII. As of the closing of the merger, the then-former stockholders of the former private company held the majority of our outstanding common stock after the merger, the transaction was accounted for as a “reverse merger,” and the historical financial statements are those of the former private company. In connection with the merger, we raised $2,610,000 through the sale of 2.9 million equity units. Each unit includes one share of our common stock and one warrant to purchase one-half of a share of our common stock. Each unit sold for $.90. Neither the shares nor the warrants have any registration rights. We used a portion of the proceeds of this private placement to repay the note payable in full and to redeem shares of FII held by the former majority stockholder of FII.

In February 2007, we raised $1,395,965 through the sale of 677,835 shares of our common stock and obtained $350,000 from a short-term note payable.

In March 2007, we commenced producing product which is available for sale. At March 31, 2007 we had finished goods inventory with a cost of $170,726. We have not shipped any of our products as of March 31, 2007.

There is no historical operational financial information about us upon which to base an evaluation of our performance. We are a development stage company and have not generated any revenues from our operations. We cannot guarantee we will be successful in our core business or in any business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources.

We have no assurance that future financing will be available on acceptable terms, if at all. If financing is not available on satisfactory terms or on a timely basis, we may be unable to continue with our current business plan. If equity, or convertible debt, financing is available to us on acceptable terms, it could result in additional dilution to our stockholders.

Results of Operations for the Period from September 2, 2005 (inception), to September 30, 2006

From inception to September 30, 2006, we had a loss of $401,042. Our expenses relate to the development of a sales and marketing plan, product development activities and costs associated with implementation of the infrastructure necessary to support our operations once they commence.

Results of Operations for the three- and six-month periods ended March 31, 2007, and for the Period from January 1, 2006 (commencement of operations) to March 31, 2007

During the three- and six-month periods ended March 31, 2007, and for the period from commencement of operations to March 31, 2007, we had a loss of $777,205, 1,464,732, and $1,865,775, respectively. Our expenses relate to the development of a sales and marketing plan, product development activities, commercial production of inventory, costs associated with implementation of the infrastructure necessary to support our operations once they commence, and stock option expenses, as detailed below. In addition, we incurred legal and accounting fees related to our reverse merger transaction with FII, Inc. in October 2006. During the period from January 1, 2006 (commencement of operations) to March 31, 2006, our operations were limited to the acquisition and installation of certain of our equipment.

We commenced commercial production in March 2007 and expect our sales to commence in May 2007. Since we commenced production, many of the expenditures recorded as product development costs through February 2007 are now recorded as inventory and eventually as cost of sales.

In October 2006 our Board of Directors authorized the grant of options to purchase 2,680,000 shares of our common stock to officers, directors, employees, and consultants. The exercise price of these options is $1.00 per share and vest at various times over four years. We determined the value of these options us the Black Scholes Merton option valuation model to be $1,569,140. We are amortizing this amount over the vesting period of each option. We charged $136,091 and $226,819 to expense during the three- and six-month periods ended March 31, 2007 related to these options.

Liquidity and Capital Resources

At March 31, 2007, our total assets were $3,670,870, which included cash balances of $1,003,448. We invested $2,402,126 in property and equipment, which was placed in service on March 1, 2007. Our total liabilities were $722,871, all of which were current, resulting in working capital of $563,433.

In February 2007 we sold 677,835 shares of our common stock in a private offering to 26 accredited investors. The net proceeds of this offering were $1,395,965. Also in February 2007 warrants to purchase 500,000 shares of our common stock were exercised. The proceeds from this exercise were $450,000.

Despite our negative cash flows from operation of $1,250,408 and $1,451,408 for the six-month period ended March 31, 2007 and the period from January 1, 2006 (commencement of operations) to March 31, 2007, we have been able to obtain operating capital through private debt funding sources, the sale of shares of our common stock and the exercise of warrants to purchase shares of our common stock. Management’s plan includes the continued development and implementation of our business plan.

As of the date of this Prospectus, we have yet to generate revenues from our business operations.

Plan of Operation for the Next 12 Months

During the next 12 months, we plan to continue producing and commence sales of our line of pasta products. We have executed distribution agreements for our products with national food product distributors and will continue our development of products that are complementary to our pasta lines. We expect to commence sales to our distributors and retail stores in May 2007.

Since inception, we have funded its operations from the proceeds of short-term borrowings, some of which were repaid in October 2006 from the proceeds of private placements of common stock, and of common stock and warrants. Although we expect that, during the next 12 months, our operating capital needs will be met by our current economic resources and, if required, by additional private capital stock transactions, there can be no assurance that funds required will be available on terms acceptable to us or at all. If we are unable to raise sufficient funds on terms acceptable to us or on a timely basis, we may be unable to continue with our business plan. If equity, or convertible debt, financing is available to us on acceptable terms, it could result in additional dilution to our stockholders.

Off-Balance Sheet Arrangements

We have no off balance sheet arrangements at March 31, 2007.

BUSINESS

General

We are engaged in the manufacturing, marketing and selling of gourmet, all-natural, kosher, dried, organic pasta and fiber-rich pasta made with 100% organic durum wheat. We manufacture, market and sell a variety of dried pastas under the Amish Naturals™ brand label. All of our products are made using either 100% organic durum flour or organic whole wheat flour. We use century-old methods of lamination, as opposed to the extruded, production-line method used by others in the pasta industry. Our mixing, sheeting, and cutting methods have been used in Amish kitchens for generations to produce a “homemade” quality, taste, and texture. Our products include Organic Plain Fettuccine, Organic Whole Wheat Fettuccine, Organic Tomato-Basil Fettuccine, Organic Garlic-Parsley Fettuccine, and Fiber-Rich Fettuccine.

Amish Pasta Company was founded in September 2005 as a Nevada corporation. On October 30, 2006, pursuant to an Agreement and Plan of Merger, dated as of October 27, 2006, Amish Pasta Company merged with and into APC Acquisition Corp., a wholly-owned merger subsidiary of FII, a then-publicly held Nevada corporation. In connection with the merger, Amish Pasta Company changed its name to Amish Naturals, Inc. and merged with and into FII, with FII surviving. On that same day, FII changed its name to Amish Naturals, Inc.

Our principal executive offices are located at 6399 State Route 83, Holmesville, Ohio 44633 and our telephone number is 330-674-0998.

Products

We manufacture, market, and sell a variety of dried pastas under the Amish Naturals™ brand label. All of our products are made using either 100% organic durum flour or organic whole wheat flour. We use century-old methods of lamination, as opposed to the extruded production-line method used by others in the pasta industry. Our mixing, sheeting, and cutting methods have been used in Amish kitchens for generations to produce a “homemade” quality, taste, and texture. Our products include Organic Plain Fettuccine, Organic Whole Wheat Fettuccine, Organic Tomato-Basil Fettuccine, Organic Garlic-Parsley Fettuccine, and Fiber-Rich Fettuccine.

We expect that our pastas will be marketed with a price range for individual selections from $3.49 to $3.99 for a 12 oz. serving.

Sales, Marketing and Distribution

Prior to the merger, Amish Pasta Company offered its products through the internet website, www.amishpasta.com, and one distributor. We intend for our products to be sold and distributed through direct sales, wholesale, and distributors, and retail specialty and general supermarkets. We have agreements with various nationally recognized food brokers to coordinate our marketing and sales efforts. Effective November 1, 2006, we entered into an exclusive, national agreement with Natural Specialty Sales, Inc., a subsidiary of Acosta Sales and Marketing Co., to negotiate the sales of our natural food products through specialty stores and major food retailers in the United States. The term of the agreement is year-to-year, subject to 30 days’ written notice of termination by either party for any reason or to termination without notice in the case of a default by the non-terminating party. We have a website for internet marketing at www.amishnaturals.com.

Our products are marketed toward health-conscious and kosher-observant adults, in additional to the general pasta and specialty foods markets. We believe our consumers are people who prefer to buy a natural, better-tasting product and are willing to pay a premium price.

We intend to rely primarily on brand loyalty, which we expect will create word-of-mouth momentum to promote our products. Our marketing strategy is designed to encourage consumers to try our products for the first time and develop brand loyalty. We intend to accomplish this by educating consumers about the differences between our organic, all-natural products and the competition’s products, as well as through food tastings in various markets, use of advertising media, food show demonstrations, coupon incentives, participation with other food industry incentives, and other marketing methods. We will have a marketing division within our company to coordinate all of our marketing efforts. Our sales and marketing is overseen by Don Alarie, our Vice President of Sales, who has over 20 years experience in the food sales business. In addition, our Chairman of the Board, Martin Silver, retired Executive Vice President of Hebrew National, offers his 32 years of sales and marketing experience.

Our Vice President of Sales is currently working on the category placement of our products with specific regard to shelf space. We will work closely with our broker to gain maximum exposure of our products in the retail marketplace, concentrating on both regular and specialty markets.

Using the www.amishco-op.com website and assets it purchased from Amish Co-op, Inc. pursuant to the Asset Purchase Agreement described in “Certain Relationships And Transactions And Corporate Governance,” below, Amish Natural Sub, Inc., a wholly-owned subsidiary of our Company, sells all-natural gourmet foods and other items, while placing an emphasis on products made by Amish families or in the Amish tradition.

Manufacturing Process

We believe our pasta manufacturing process is one of the more important differences between our products and those of our competitors. Our products are manufactured using a “homemade” method of mixing, sheeting, rolling, and cutting each strand of pasta. We have been able to use this same method to produce large quantities with the design and set-up of our production line. This process is called “lamination.” After the pasta product is cut, we use a drying system that allows our pasta to dry so that the result leaves the end-product with the right amount of moisture content once the process is completed. Ingredients are carefully measured to ensure that each pasta product is made using the ingredients in the correct proportions.

All of our ingredients are carefully selected from suppliers that are able to demonstrate the ability to produce the quality of products that we require. All of our flours are 100% organic and packaged to our requirements. The other added ingredients are also obtained from suppliers that can demonstrate that their products are kosher and, when required, organic. We do not expect material shortages or delays in the manufacture of our products. However, our products are subject to inherent risks in agriculture. We believe that there are numerous companies that could deliver the ingredients for our products under our quality specifications without a substantial increase in cost or delay in delivery. We intend to monitor our supply closely at all times to ensure the best possible ingredients and availability.

Competition

The specialty foods industry is highly competitive. Customer choices among pasta products include fresh pasta, refrigerated pasta, mass-produced dried pasta, and specialty produced dried pasta, such as our pastas. Our products compete with those of many large companies that make mass-produced pasta products, as well as smaller companies that focus on “premium” pasta and sauces. Almost all of the companies that compete in the mass-produced pasta category are larger then we and have significantly greater resources than we.

Because we have positioned our products as organic, all-natural, kosher, gourmet pastas, we believe that we do not compete directly with the mass-produced pasta companies. We are positioning ourselves as a natural alternative to these processed brands. We compete with other branded products, national and regional, based on our quality and organic, all-natural, and kosher ingredients. In the organic, all-natural foods market, we compete with several brands that are produced by companies that are larger than we.

The principal methods of competition in the pasta market include product quality and taste, brand advertising, and packaging. We believe we compete favorably with respect to those factors, although there can be no assurance that we will be able to continue to do so. Our ability to compete successfully in the future will depend on factors both within and outside our control, including general market conditions and our ability to respond to changing market conditions and the activities of our competitors, to control costs, to introduce successful new products, and to grow our customer base. We can give no assurance that we will be able to compete successfully with respect to these factors in the future or that present or future competitors will not successfully compete with us in the future.

Intellectual Property

We have the following trademarks pending registration in the United States: “Amish Naturals” and “Amish Organics.” In connection with our acquisition of the business and substantially all of the assets of Amish Co-op, Inc., we also acquired its trademarks: “Amish Pasta” and “Naturally Amish Foods.” We use appropriate copyright notices with our packaging and promotional materials. All of our employees have entered into confidentiality agreements with us, pursuant to which they have agreed to keep confidential and not use our trade secrets, including our processes, formulae, ingredients, and recipes, except to our benefit. We do not have any patents. Because our manufacturing processes and recipes are not protected by patents or by registered copyrights, our competitors may be able to use our processes and recipes to compete against us notwithstanding our protection efforts. We believe that we are not infringing on the intellectual property rights of any third party, and we intend to take all necessary and appropriate action to protect against dilution or imitation of our products, packaging, and promotional materials and to defend our trademarks, copyrights, and trade secrets against such infringements.

Regulation

We and our distributors are subject to extensive regulation by federal, state and local authorities that affect our business. All of our pasta products and packaging materials are subject to regulations administered by the Food and Drug Administration (FDA) and the U.S. Department of Agriculture (USDA). Under the Federal Food, Drug and Cosmetic Act of 1938, as amended, the FDA prescribes the requirements and establishes the standards for quality, purity and labeling. Among other things, the FDA enforces statutory prohibitions against misbranded and adulterated foods, establishes safety standards for food processing, establishes ingredients and manufacturing procedures for certain foods, establishes standards of identity for certain foods, and establishes labeling standards and nutrition labeling requirements for food products. Among other requirements, the FDA must approve our products, including a review of the manufacturing processes and facilities used to produce these products before they can be marketed in the United States. We are also subject to USDA regulations for the manufacturing and sale of organic products requiring detailed inspection of our facilities, labeling, use of organic certified ingredients and handling procedures.

The Federal Trade Commission (FTC) regulates the advertising of our products and business. In addition, various states regulate our business by enforcing federal and state standards of identity for selected food products, grading food products, inspecting our manufacturing facilities, and, in a few instances, imposing their own labeling requirements on food products. Some food commodities are subject to governmental agricultural programs. These programs have substantial effects on prices and supplies and are subject to Congressional and administrative review.

We and our distributors are also subject to various federal, state, and local laws and regulations concerning the discharge of materials into the environment, or otherwise related to environmental protection, including the Clean Air Act, the Clean Water Act, the Resource Conversation and Recovery Act, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, also known as Superfund. Superfund imposes joint and several liability on parties that arrange for the disposal of hazardous substances and on current and previous owners and operators of a facility for the clean-up of hazardous substances released from the facility into the environment.

New government laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscations, recalls, or monetary fines, any of which could prevent or inhibit the development, distribution, and sale of our products. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls, or seizures, as well as potential criminal sanctions, which could have a material adverse effect on the business, results of operations, and financial condition. We have not experienced any regulatory problems in the past and have not been subject to any fines or penalties.

Independent Certifications

We rely on independent certification, such as certifications of our products as “organic” or “kosher,” to differentiate our products in natural and specialty food categories. The loss of any independent certifications could adversely affect our market position as a natural and specialty food company, which could harm our business.

We must comply with the requirements of independent organizations or certification authorities in order to label our products as certified. The California Certified Organic Farmers has certified our products as organic under the guidelines established by the USDA. Triangle K and Associates, Inc., has certified our products as kosher.

Employees

As of June 4, 2007, we had 26 employees, all but two of whom were full-time employees. We believe the relationship we have with our employees is good.

Description of Property

We lease four properties in Holmesville, Ohio, consisting of a processing facility and office and warehouse space. Our 16,000 square foot space is subject to a lease agreement that expires on February 27, 2011. Our 35,000 square foot space is subject to a one-year lease that commenced on January 1, 2007. Our 17,000 square foot space is subject to a one-year lease that commenced on March 1, 2007. We have five-year options to extend the terms of each of those leases on their current terms, subject to cost-of-living increases in the rental payments. Pursuant to the Asset Purchase Agreement with Amish Co-op, Inc., we assumed a lease that expires on September 15, 2007, for a 5,120 square foot building.

We also have a right of first refusal to purchase an additional seven acres of land adjacent to the property on which our 16,000 square foot space is located. The purchase option price is $250,000 and the right remains in effect so long as we continue to occupy our 16,000 square foot space. We believe that our current space is adequate for our current business operations.

We believe that our current space is adequate for our current business operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages, and principal positions of our executive officers and directors as of the date of this Prospectus:

Name	Age	Position

David C. Skinner, Sr.	64	President, Chief Executive Officer and Director
Troy Treangen	39	Chief Operating Officer
Dale P. Paisley	65	Chief Financial Officer
Donald Alarie	51	Vice President of Sales & Marketing
Martin Silver	66	Chairman of the Board
Alexander Ngan	56	Director
Kenneth Troyer	45	Director
Carlo Varesco	74	Director

David C. Skinner, Sr., has served as our President and Chief Executive Officer since the merger that resulted in our company on October 30, 2006. Mr. Skinner was appointed as one of our directors effective November 9, 2006, in connection with the merger. He co-founded Amish Pasta Company in September 2005 and served as its President and a director until the merger that resulted in our company on October 30, 2006. From June 1999 to September 2005, Mr. Skinner served as co-owner with his wife of their family business, Chadi Farms, a full-service equestrian facility and vacation resort with an Amish country store.

Troy Treangen was appointed as our Executive Vice President and Chief Operating Officer on May 7, 2007. Since January 2007, he had been our Vice President for Technical Services. From March 2005 to December 2006, Mr. Treangen served as Director of Sales Technology and Reporting for ConAgra Foods at its headquarters in Omaha, Nebraska, and from May 2004 to March 2005, he served as its Manager of Sales Technology and Reporting. From November 2002 to May 2004, Mr. Treangen was employed as an I.T. Manager for ConAgra Refrigerated Food Group, a subsidiary of ConAgra Foods in its Downers Grove, Illinois, facility, and from November 2001 to November 2002, he served as its Sales Operations Manager.

Dale Paisley has served as our Chief Financial Officer since the merger that resulted in our company on October 30, 2006. Mr. Paisley has been a financial and accounting consultant primarily to small public companies since 2000. He assists his clients with regulatory reporting with the SEC and state regulators and has served as temporary chief financial officer and chief executive officer of several public and private companies. Currently, Mr. Paisley serves as a director of BPO Management Services, Inc., a position that he has held since December 2006. From October 2002 until December 2003, he served as president of SoCal Waste Group, Inc., and from February 2003 until December 2003, he served as chief executive officer and chief financial officer of USA Biomass Corporation. Prior to that time, Mr. Paisley was a partner in the international accounting firm of Coopers & Lybrand (now PricewaterhouseCoopers).

Donald Alarie has served as our Vice President of Sales & Marketing since the merger that resulted in our company on October 30, 2006. From October 2005 through October 2006, Mr. Alarie served as Director of Fresh Foods at Acosta Sales & Marketing. From June 2003 through July 2005, he served as Director of Business Development - Franks Category and then Director of Customer Development - C&S/Ahold Team at ConAgra Foods, Inc., and from May 1999 to June 2003, served as General Manager of Hebrew National Kosher Foods, a division of ConAgra. Mr. Alarie has over 25 years of sales and marketing experience in the food industry, including a decade working on the Hebrew National brand.

Martin Silver was appointed as the Chairman of our Board of Directors effective November 9, 2006, in connection with the October 30, 2006, merger that resulted in our company. Now retired, Mr. Silver served most recently as Executive Vice President and General Manager of the Hebrew National Division of ConAgra Foods, Inc., a position he held from November 2000 until his retirement in December 2005.

Alexander Ngan has served as one of our directors since September 29, 2006. Mr. Ngan also, served as our President from September 29, 2006, until the merger that resulted in our company on October 30, 2006. He has served as a director of Singamas Container Holdings, Ltd., the world’s second largest manufacturer of containers, since July 2003. From 2005 until January of 2007, Mr. Ngan served as a director for Clearant, Inc., a Los Angeles, California, enterprise that develops and markets pathogen inactivation technology to producers of biological products. From 1993 through May 2002, he was a partner at ChinaVest Limited, a private equity investment firm. From May 1998 to October 2001, Mr. Ngan served as President and CEO of OEM manufacturer Zindart Ltd.

Kenneth Troyer was appointed as one of our directors effective November 9, 2006, in connection with the October 30, 2006, merger that resulted in our company. Mr. Troyer has been the owner and operator of Spotted Acres, an Ohio horse breeding and equestrian facility, including horse sales, for the past 16 years. Since June 2004, he has also owned and operated KT Barns, which constructs farms and other buildings and equipment in central Ohio. From 1994 to June 2004, Mr. Troyer operated KT Horsetrack, a seller of horse equipment and supplies. He is a member of the old order Amish Community and strictly abides by their traditions.

Carlo Varesco was appointed as one of our directors effective November 9, 2006, in connection with the October 30, 2006, merger that resulted in our company. Since 1986, Mr. Varesco has been self-employed as a consultant to the pasta-making industry. He previously served as General Manager and Vice President of Golden Grain, a division of the Quaker Oats Company, a position he held from 1980 until 1986. Mr. Varesco first began working at Golden Grain in 1956.

There are no family relationships among our directors or among our executive officers.

Committees

Our Board of Directors does not have an Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee because, due to the Board’s composition and our relatively limited operations, we have been able to manage the issues normally considered by such committees effectively. From time-to-time, our Board of Directors may undertake to review the need for these committees.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning the compensation earned for services rendered to us by our Chief Executive Officer during the period from October 1, 2005, through September 30, 2006.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary ($)
David C. Skinner, Sr., President and Chief Executive Officer	2006	$34,800

Option Grants, Exercises, and Values

We did not grant any options during the last fiscal year. On October 26, 2006, the Board of Directors adopted the 2006 Incentive Plan, pursuant to which stock options and other equity-based awards may be made to our company’s directors, officers, and third-party service providers.

Employment Agreements

In connection with David C. Skinner, Sr.’s appointment as our President and Chief Executive Officer on October 27, 2006, we entered into an employment agreement that provides for him to receive:

•	Initial base salary of $180,000;

•	Annual bonus determined by the Board of Directors in its sole discretion;

•
Participation in employee medical, health, pension, welfare, and insurance benefit plans as maintained by our company from time to time for the general benefit of its executive employees, as well as all other benefits and perquisites as are made generally available to our company’s executive employees;

•	At least three weeks annual vacation; and

•	Monthly car allowance of $750.00 per month.

In addition, Mr. Skinner was granted a five-year option to purchase 1,000,000 shares of our common stock, exercisable at $0.90 per share. The agreement also contains a confidentiality provision.

If we terminate Mr. Skinner’s employment without cause (as defined in the agreement):

•
Mr. Skinner will receive payment of his base salary through and including the date of termination, payment of any earned but unpaid bonus for the prior fiscal year, payment for all accrued but unused vacation time existing as of the date of termination, and reimbursement of business expenses incurred prior to the date of termination;

•	Mr. Skinner will be eligible to receive a severance payment based on his length of service, provided he signs a general release of all claims in a form approved by the Board of Directors; and

•
The options granted under the agreement will cease vesting on the date of termination of employment, and to the extent vested and not previously exercised or expired, may be exercised in accordance with the terms and conditions of the 2006 Incentive Plan.

If we terminate Mr. Skinner’s employment with cause (as defined in the agreement), or by Mr. Skinner terminates his employment for any reason by providing written notice to our company prior to the date of resignation:

•
Mr. Skinner will receive payment of his base salary through and including the date of termination, payment of any earned but unpaid bonus for the prior fiscal year, payment for all accrued but unused vacation time existing as of the date of termination, and reimbursement of business expenses incurred prior to the date of termination;

•
The options granted under the agreement will cease vesting on the date of termination of employment, and to the extent vested and not previously exercised or expired, may be exercised in accordance with the terms and conditions of the 2006 Incentive Plan; and

•	Mr. Skinner may continue to participate in our company’s employee benefit plans to the extent permitted by and in accordance with the terms thereof or as otherwise required by law.

In the event that Mr. Skinner’s employment terminates for reason of death or permanent disability (as defined in the agreement), Mr. Skinner, or his beneficiary or estate, shall be entitled to receive the payments that would have been payable to Mr. Skinner under a termination without cause as of the date of death or the date as of which our company determines in its sole discretion that Mr. Skinner had become permanently disabled.

In connection with Troy Treangen’s initial appointment as our Vice President of Technical Services on December 11, 2006, we entered into an employment agreement (which was not modified when he became our Executive Vice President and Chief Operating Officer) that provides for him to receive:

•	Initial base salary of $130,000;

•	Annual bonus determined by the Board of Directors in its sole discretion;

•
Participation in employee medical, health, pension, welfare, and insurance benefit plans as maintained by our company from time to time for the general benefit of its executive employees, as well as all other benefits and perquisites as are made generally available to our company’s executive employees;

•	At least three weeks annual vacation; and

•	A moving allowance of $30,000 (reimbursable to us if Mr. Treangen voluntarily leaves his employment with us on or before December 11, 2009.

In addition, Mr. Treangen was granted a five-year option to purchase up to 100,000 shares of our common stock, exercisable at $1.80 per share. The agreement also contains a confidentiality provision.

If we terminate Mr. Treangen’s employment without cause (as defined in the agreement):

•
Mr. Treangen will receive payment of his base salary through and including the date of termination, payment of any earned but unpaid bonus for the prior fiscal year, payment for all accrued but unused vacation time existing as of the date of termination, and reimbursement of business expenses incurred prior to the date of termination;

•	Mr. Treangen will be eligible to receive a severance payment based on his length of service, provided he signs a general release of all claims in a form approved by our company; and

•
The options granted under the agreement will cease vesting on the date of termination of employment, and to the extent vested and not previously exercised or expired, may be exercised in accordance with the terms and conditions of the 2006 Incentive Plan.

If we terminate Mr. Treangen’s employment with cause (as defined in the agreement), or if Mr. Treangen terminates his employment for any reason by providing written notice to our company prior to the date of resignation:

•
Mr. Treangen will receive payment of his base salary through and including the date of termination, payment of any earned but unpaid bonus for the prior fiscal year, payment for all accrued but unused vacation time existing as of the date of termination, and reimbursement of business expenses incurred prior to the date of termination;

•
The options granted under the agreement will cease vesting on the date of termination of employment, and to the extent vested and not previously exercised or expired, may be exercised in accordance with the terms and conditions of the 2006 Incentive Plan; and

•	Mr. Treangen may continue to participate in our company’s employee benefit plans to the extent permitted by and in accordance with the terms thereof or as otherwise required by law.

In the event that Mr. Treangen’s employment terminates for reason of death or permanent disability (as defined in the agreement), Mr. Treangen, or his beneficiary or estate, shall be entitled to receive the payments that would have been payable to Mr. Treangen under a termination without cause as of the date of death or the date as of which our company determines in its sole discretion that Mr. Treangen had become permanently disabled.

In connection with Donald Alarie’s appointment as our Vice President of Sales & Marketing on October 27, 2006, we entered into an employment agreement that provides for him to receive:

•	Initial base salary of $150,000; after six months the base salary will increase to $160,000 upon achievement of mutually agreed upon objectives with our chief executive officer;

•	Annual bonus determined by the Board of Directors in its sole discretion;

•
Participation in employee medical, health, pension, welfare, and insurance benefit plans as maintained by our company from time to time for the general benefit of its executive employees, as well as all other benefits and perquisites as are made generally available to our company’s executive employees;

•	At least three weeks annual vacation; and

•	Monthly car allowance of $650.00 per month.

In addition, Mr. Alarie was granted a five-year option to purchase up to 250,000 shares of our common stock, exercisable at $0.90 per share. The agreement also contains a confidentiality provision.

If we terminate Mr. Alarie’s employment without cause (as defined in the agreement):
•
Mr. Alarie will receive payment of his base salary through and including the date of termination, payment of any earned but unpaid bonus for the prior fiscal year, payment for all accrued but unused vacation time existing as of the date of termination, and reimbursement of business expenses incurred prior to the date of termination;

•	Mr. Alarie will be eligible to receive a severance payment based on his length of service, provided he signs a general release of all claims in a form approved by our company; and

•
The options granted under the agreement will cease vesting on the date of termination of employment, and to the extent vested and not previously exercised or expired, may be exercised in accordance with the terms and conditions of the 2006 Incentive Plan.

If we terminate Mr. Alarie’s employment with cause (as defined in the agreement), or if Mr. Alarie terminates his employment for any reason by providing written notice to our company prior to the date of resignation:

•
Mr. Alarie will receive payment of his base salary through and including the date of termination, payment of any earned but unpaid bonus for the prior fiscal year, payment for all accrued but unused vacation time existing as of the date of termination, and reimbursement of business expenses incurred prior to the date of termination;

•
The options granted under the agreement will cease vesting on the date of termination of employment, and to the extent vested and not previously exercised or expired, may be exercised in accordance with the terms and conditions of the 2006 Incentive Plan; and

•	Mr. Alarie may continue to participate in our company’s employee benefit plans to the extent permitted by and in accordance with the terms thereof or as otherwise required by law.

In the event that Mr. Alarie’s employment terminates for reason of death or permanent disability (as defined in the agreement), Mr. Alarie, or his beneficiary or estate, shall be entitled to receive the payments that would have been payable to Mr. Alarie under a termination without cause as of the date of death or the date as of which our company determines in its sole discretion that Mr. Alarie had become permanently disabled.

We have a consulting agreement with DSC, Inc., a Nevada corporation, for the services of Dale Paisley as our Chief Financial Officer on a consulting basis. The term is from January 1, 2007, to December 31, 2007. Pursuant to the agreement, Mr. Paisley receives $10,000 per month as a consulting fee and shall receive an option to purchase 250,000 shares for issuance under a stock option plan that may be adopted by us for our consultants and approved by our Board of Directors in its sole and absolute discretion.

Compensation of Directors

Our directors have not been paid any compensation in the past. In the future, our directors will be reimbursed for their travel expenses and will receive $2,500 per year as compensation for their service as directors.

CERTAIN RELATIONSHIPS AND TRANSACTIONS AND CORPORATE GOVERNANCE

There are no material relationships between our company and the current directors and executive officers of our company, other than as described below.

Pursuant to an agreement with Amish Pasta Company in March 2006, Kenneth Troyer, a director, constructed various buildings on our property in Ohio, including a utility building and laboratory, as well as installed a production line and oversaw contractors. We paid Mr. Troyer $75,000 for this work.

Pursuant to the terms of an Asset Purchase Agreement entered into as of April 2, 2007 (as amended by the Addendum to Asset Purchase Agreement effective as of April 2, 2007), Amish Natural Sub, Inc., our wholly-owned subsidiary, purchased the business and substantially all of the assets of Amish Co-op, Inc., consisting of inventory, intellectual property, customer lists, and certain other assets of its internet business which sells all-natural gourmet foods and other items, placing an emphasis on products made by Amish families or in the Amish tradition. In addition to the issuance of 37,500 restricted shares of our common stock to each of the two stockholders of Amish Co-op, Inc. as the purchase price payable for such assets, Amish Natural Sub, Inc. will also assume a warehouse lease with an unrelated third-party landlord. We intend for our currently-existing employees to run this internet business. Amish Co-op, Inc. and its two stockholders, Kimberly Skinner and Ronald Sparkman, provided customary representations, warranties, covenants, and indemnification to Amish Natural Sub, Inc. and agreed not to compete with the business that we purchased until at least April 5, 2009. Kimberly Skinner is the President of Amish Co-op, Inc., and the wife of David C. Skinner, Sr., our CEO. Ronald Sparkman beneficially owns approximately 11.2% of our common stock and is a party to the Shareholders Agreement that is described in footnote 5 to the principal stockholders chart on page 25. Based upon the $1.85 per share closing price of our common stock on April 2, 2007, the shares had an aggregate value of $138,750. We accounted for the related party transaction by recording the predecessor cost of the assets of Amish Co-op, Inc., in accordance with U.S. GAAP in the amount of approximately $75,000.

Martin Silver, Alexander Ngan, and Carlo Varesco are “independent” directors under the listing standards of The Nasdaq Stock Market.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the shares of common stock beneficially owned or deemed to be beneficially owned as of June 4, 2007, by (i) each person who we know beneficially owns more than 5% of our common stock, (ii) each of our directors, (iii) the executive officers named in the summary compensation table, and (iv) all directors and executive officers as a group.

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. Except as noted below, the beneficial owners named in the table below have the following address: c/o Amish Naturals, Inc., 6399 State Route 83, Holmesville, Ohio 44633.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 4, 2007. We did not deem those shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
David C. Skinner, Sr. (6)	8,437,500	(2)	19.3%
Troy Treangen	28,065	(3)	*
Martin Silver (6)	6,000,000	(4)	13.7%
Alexander Ngan	0		*
Carlo Varesco	100,000	(10)	*
Dale Paisley	50,000	(11)	*
Donald Alarie	50,000	(12)	*
Kenneth Troyer (6) (7)	1,000,000		2.2%
Ronald Sparkman (6) (8) (9)	4,910,960		11.2%
Shlomie Stein (6)	3,800,000	(5)	8.7%
Current directors and executive officers as a group (8 persons)	15,665,565	(13)	35.7%
_____________________
* represents less than 1%

(1)	Based on 43,689,995 common shares issued and outstanding as of June 4, 2007.

(2)
Includes 5,200,000 shares held jointly by David C. Skinner, Sr. and his wife, Kimberly Skinner; 2,200,000 shares held by the Kimberly Skinner and David C. Skinner, Sr. Family Trust, Kristine Coalson and Kimberly Skinner co-trustees; 1,000,000 total shares held by the children of David C. Skinner, Sr. and Kimberly Skinner, with 125,000 shares each in the name of Jolene Skinner Haney, Darlene Skinner Smith, David C. Skinner, Jr., Kristine Skinner Coalson, Sanna V. Skinner, Justin Husted, Brittany Stein, and Kimberly Husted Skinner in trust for Lauren Stein; and 37,5000 shares held by his wife, Kimberly Skinner, as to which shares Mr. Skinner disclaims beneficial ownership

(3)	Includes 3,065 shares held by Mr. Treangen and 25,000 options to purchase on equivalent number of shares of our common stock, which options vest on June 11, 2007.

(4)	Held jointly by Martin Silver and his wife, Madeline Silver.

(5)	Includes 1,900,000 shares held by his wife, Rachelle Stein, and 1,900,000 shares held by Regency Capital Management LLC, a company owned by him.

(6)
These persons are party to a Stockholders Agreement dated October 27, 2006 that restricts the voting and transfer right of our company’s 25,000,000 shares held by them and the other signatories to the Stockholders Agreement, except that (i) the 37,500 shares owned by each of Kimberly Skinner and Ronald Sparkman that were issued in connection with our purchase of the business and substantially all of the assets of Amish Co-op, Inc., and (ii) the 73,460 shares that were purchased in the open market by Mr. Sparkman or his wife are not subject to or included in the Stockholder Agreement. Pursuant to the Stockholders Agreement, no stockholder may transfer, sell or otherwise dispose of any shares of our company’s capital stock, except to another stockholder. In addition, the Stockholders Agreement grants David C. Skinner, Sr. an irrevocable proxy to vote the shares of our company’s capital stock subject to the Stockholders Agreement as a single block in the manner directed by the stockholders holding a majority of such shares. The Stockholders Agreement will expire on the earlier of the date on which the shares are traded on the American Stock Exchange or The Nasdaq Stock Market or (ii) the holders of a majority of shares subject to the Stockholders Agreement consent to its termination (which date cannot be prior to October 27, 2007). Messrs. Skinner (our chief executive officer and a member of our board of directors), Silver (chairman of our board of directors), and Troyer (a member of our board of directors) control 33.6%, 24.0%, and 4.0%, respectively, of the shares subject to the Stockholders Agreement. The other two former stockholders of Amish Pasta Company, Shlomie Stein and Ronald Sparkman, each control 19.2% of the shares subject to the Stockholders Agreement.

(7)	Held on behalf of The Amish Community Trust.

(8)	Includes 4,839,130 shares held by Mr. Sparkman and 71,830 shares held by his wife, as to which shares Mr. Sparkman disclaims beneficial ownership.

(9)
Pursuant to a loan and security agreement, Mr. Sparkman has pledged 250,000 shares to another stockholder of our company, the due date of which obligation is December 1, 2007. For purposes of this table, such shares are listed as owned by Mr. Sparkman.

(10)	100,000 options to purchase an equivalent number of shares of our common stock, which options vest on April 27, 2007.

(11)	50,000 options to purchase an equivalent number of shares of our common stock.

(12)	50,000 options to purchase an equivalent number of shares of our common stock.

(13)	Includes all shares and options referenced in footnotes 2, 3, 4, 10, 11, and 12, above.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 560,000,000 common shares, par value $.001 per share. On June 4, 2007, there were 43,689,995 common shares issued and outstanding.

Under our Articles of Incorporation, our common shares are identical in all respects, and each share entitles the holder to the same rights and privileges as are enjoyed by other holders and is subject to the same qualifications, limitations, and restrictions as apply to other shares.

Our common stock is the only class of voting securities issued and outstanding. Holders of our common shares are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our common shares do not have cumulative voting rights.

The holders of our common shares are entitled to dividends when and if declared by our Board of Directors from legally available funds. The holders of our common shares are also entitled to share pro rata in any distribution to stockholders upon our liquidation or dissolution.

The persons who received our 25,000,000 common shares in connection with the merger that resulted in our company on October 30, 2006, are parties to a Stockholders Agreement, dated October 27, 2006, that restricts the voting and transfer right of those shares. Pursuant to the Stockholders Agreement, no stockholder who received shares in the merger may transfer, sell, or otherwise dispose of any shares of our company’s capital stock, except to another stockholder who received shares in the merger. In addition, the Stockholders Agreement grants David C. Skinner, Sr. an irrevocable proxy to vote the shares of our company’s capital stock collectively held by the stockholders as a single block in the manner directed by the stockholders holding a majority of such shares. The Stockholders Agreement will expire on the earlier of the date on which (i) our common shares are traded on the American Stock Exchange or The Nasdaq Stock Market or (ii) the holders of a majority of shares subject to the Stockholders Agreement consent to its termination (which date cannot be prior to October 27, 2007). Messrs. Skinner (our chief executive officer and a member of our board of directors), Silver (chairman of our board of directors), and Troyer (a member of our board of directors) control 33.6%, 24.0%, and 4.0%, respectively, of the shares subject to the Stockholders Agreement. The other two former stockholders of Amish Pasta Company, Shlomie Stein and Ronald Sparkman, each control 19.2% of the shares subject to the Stockholders Agreement.

SELLING STOCKHOLDERS

The following table sets forth certain information known to us with respect to the ownership of our common stock by the selling stockholders as of June 4, 2007, based on 43,689,995 shares of our common stock then outstanding. The share numbers in the column labeled ‘‘Number of Shares Offered’’ represent all of the shares that the selling stockholders may offer under this prospectus. The table assumes that each selling stockholder exercises all of his or its warrants and sells all of his or its shares of our common stock. We are unable to determine the exact number of shares that actually will be sold. We do not know how long the selling stockholders will hold the shares before selling them. We currently have no agreements, arrangements, or understandings with the selling stockholders regarding the sale of any of their shares.

Selling Stockholder	Number of Shares Owned Before the Offering	Number of Shares Offered	Number of Shares Owned After the Offering	Percentage of Class of Shares After the Offering

Bank Sal.Oppenheim Jr. & Cie (Switzerland) Ltd. (1)	1,500,000	1,500,000	0	--

Epsom Investment Services N.V. (2)	600,000	600,000	0	--

Peter Lee (3)	750,000	750,000	0	--

Yiu Joe Cheung (4)	750,000	750,000	0	--

John C. Applegate	1,000	1,000	0	--

Pamela Arnold	16,762	16,762	0	--

Jeffrey L. Bronze	50,000	50,000	0	--

Todd L. Cole	50,000	50,000	0	--

Tracey Lee Cole	50,000	50,000	0	--

E.D.L. Investments, SA (5)	20,000	20,000	0	--

Ernestine Greenberger	1,000	1,000	0	--

Lee Harkavy	11,900	11,900	0	--

Ronald M. Harkavy	48,000	48,000	0	--

Linda Kaufmann, Trustee of Alfred O. Brehmer Trust	10,000	10,000	0	--

Morris J. Kriger	48,000	48,000	0	--

Stuart J. Lazarov	24,000	24,000	0	--

Myron Lewis	48,000	48,000	0	--

Lewis Management Co. L.P. (6)	48,000	48,000	0	--

Jerome Makowsky	24,000	24,000	0	--

Makowsky Family Partnership, Ltd. (7)	12,000	12,000	0	--

Cynthia A. Parkison (8)	71,830	70,000	1,830	*

Ringel, Inc.	4,762	4,762	0	--

James M. Ringel	1,000	1,000	0	--

Judith Ringel	4,762	4,762	0	--

Neil E. Ringel	19,047	19,047	0	--

Raymond M. Shainberg	48,000	48,000	0	--

David Sparkman	4,762	4,762	0	--

Keith Wiig	20,000	20,000	0	--

Steven Wishnia	25,000	25,000	0	--

Diane E. Wolta	4,750	4,750	0	--

Ronald Sparkman (3) (8)	4,910,960	37,500	4,803,460	11.0%

Kimberly Skinner (9)	37,500	37,500	0	--
__________________
*	represents less than 1%

(1)	Urs Fricker is the person who has voting and investment control over the shares listed in the table.

(2)	Includes 200,000 shares of common stock issuable upon the exercise of warrants. David Craven is the person who has voting and investment control over the shares listed in the table.

(3)
Pursuant to a loan and security agreement, Mr. Sparkman has pledged 250,000 shares to Mr. Lee, the due date of which obligation is December 1, 2007. For purposes of this table, such shares are listed as owned by Mr. Sparkman.

(4)	Includes 250,000 shares of common stock issuable upon the exercise of warrants.

(5)	Claude Roder is the person who has voting and investment control over the shares listed in the table.

(6)	Myron Lewis is the person who has voting and investment control over the shares listed in the table.

(7)	Jerome Makowsky is the person who has voting and investment control over the shares listed in the table.

(8)	Includes 4,839,130 shares held by Mr. Sparkman and 71,830 shares held by Cynthia A. Parkinson, his wife, as to which shares Mr. Sparkman disclaims beneficial ownership.

(9)
Does no include any of the 8,400,000 shares referenced in footnote 2 to the principle stockholders table on page 22. Mrs. Skinner is the wife of our President and CEO, David C. Skinner, Sr. Mr. Skinner disclaims beneficial ownership of the shares referenced in this table.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees, and successors in interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If the selling stockholders default on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such persons and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We have advised each selling stockholder that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the SEC.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by Bryan Cave LLP, Irvine, California.

EXPERTS

Our consolidated financial statements as of September 30, 2006, and for the nine-month period from January 1, 2006 (commencement of operations) to September 30, 2006, included in this prospectus have been audited by Kelly & Company, independent registered public accounting firm, as stated in their report dated October 27, 2006, except for Note 8 as to which the date is October 30, 2006. Such consolidated financial statements have been so included in reliance upon the authority of such firm as experts in accounting and auditing.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Articles of Incorporation, no director or officer will be held personally liable to us or our stockholders for damages resulting from a breach of fiduciary duty as a director or officer unless such breach involves intentional misconduct, fraud, a knowing violation of law, or a payment of dividends in violation of the law. Under our bylaws, directors and officers will be indemnified to the fullest extent allowed by the law against all damages and expenses suffered by a director or officer being party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative. This same indemnification is provided pursuant to Nevada Revised Statutes, Chapter 78, except the director or officer must have acted in good faith and in a manner that he believed to be in our best interest, and the stockholders or the board of directors, unless ordered by a court, must approve any discretionary indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any report or other document that we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information as to the operation of the Public Reference Room. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that electronically file documents with the SEC.

This prospectus is part of a registration statement filed by us with the SEC. Because the SEC’s rules and regulations allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with, or incorporated therein by reference in, the registration statement for further information regarding us and the shares of our common stock offered by this prospectus. Statements contained in this prospectus as to the contents of any contract or any other document are summaries of the material terms of such contracts or other documents. With respect to these contracts or other documents filed, or incorporated therein by reference, as an exhibit to the registration statement, we refer you to the exhibits for a more complete description of the matter involved. The registration statement and its exhibits may be inspected at the SEC’s Public Reference Room at the location described above.

AMISH NATURALS, INC.

Financial Statements of Amish Naturals, Inc.:

Balance Sheet, March 31, 2007	F-17

Statement of Operations For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2006, For the Three-Month and Six-Month Periods Ended March 31, 2007 and For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2007
F-18

Statement of Cash Flows For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2006, For the Six-Month Period Ended March 31, 2007 and For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2007
F-19

Notes to the Financial Statements	F-21

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Amish Pasta Company, Inc.

We have audited the accompanying balance sheet of Amish Pasta Company, Inc. (a Company in the Development Stage) as of September 30, 2006 and the related statements of operations, shareholders’ deficit and cash flows for the nine-month period from January 1, 2006 (commencement of operations) to September 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amish Pasta Company, Inc. as of September 30, 2006, and the results of its operations and its cash flows for nine-month period from January 1, 2006 (Commencement of Operations) to September 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6, Financial Results, Liquidity and Management’s Plan to the financial statements, the Company has suffered losses since inception, has negative cash flows from operations and must continue to obtain operating capital through private debt sources to meet its obligations and sustain its operations, has negative working capital, has a stockholders’ capital deficit, and has not as of yet completely implemented our business plan, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Kelly & Company
Costa Mesa, California
October 27, 2006, except for Note 8
as to which the date is October 30, 2006.

Amish Pasta Company, Inc.

(A Company in the Development Stage)

Balance Sheet

As of September 30, 2006

ASSETS

Current assets:
Cash	$186,258
Total current assets	186,258
Property and equipment	1,313,652
Deposits	120

Total assets	$1,500,030
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable - trade	$100,580
Accrued interest	29,835
Advances payable - related party	60,526
Accrued payroll taxes	9,101
Note payable	1,699,930
Total current liabilities	1,899,972

Commitments and Contingencies

Shareholders’ deficit:
Series A convertible preferred , $0.001 par value, 20,000,000 shares authorized, none issued	—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 10,416,667 shares issued and outstanding	1,042
Additional paid-in capital	58
Deficit accumulated during the development stage	(401,042)
Total shareholders’ deficit	(399,942)
Total liabilities and shareholders’ deficit	$1,500,030

The accompanying notes are an integral part of the financial statements.

Amish Pasta Company, Inc.

(A Company in the Development Stage)

Statement of Operations

For the Nine-Month Period from January 1, 2006 (Commencement of Operations) to September 30, 2006

Operating expenses:
Marketing	$175,214
General and administrative	92,703
Product development	84,623
Professional fees	22,217
Total operating expenses	374,757
Operating loss	(374,757)
Other income (expense):
Interest income	3,550
Interest expense	(29,835)
Total other expense	(26,285)
Net loss	$(401,042)
Net loss per common share - basic and diluted	$(0.04)
Weighted average number of shares outstanding - basic and diluted	10,416,667

The accompanying notes are an integral part of the financial statements.

Amish Pasta Company, Inc.

(A Company in the Development Stage)

Statement of Shareholders’ Deficit

For the Nine Month Period from January 1, 2006 (Commencement of Operations) to September 30, 2006

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Deficit Accumulated In The Development
	Shares	Value	Shares	Value	Capital	Stage	Total

Stock issued for cash in January 2006 ($0.0001 per share)	—	—	10,416,667	$1,042	$58	—	$1,100
Net loss	—	—	—	—	—	$(401,042)	(401,042)
Balance, September 30, 2006	—	$—	10,416,667	$1,042	$58	$(401,042)	$(399,942)

The accompanying notes are an integral part of the financial statements.

Amish Pasta Company, Inc.

(A Company in the Development Stage)

Statement of Cash Flows

For the Nine Month Period from January 1, 2006 (Commencement of Operations) to September 30, 2006

Cash flows used in operating activities:
Net loss	$(401,042)
Adjustments to reconcile net loss to net cash used in operating activities:
Advances payable - related party	60,526
Changes in operating assets and liabilities:
(Increase) decrease in:
Other assets	(120)
Increase (decrease) in:
Accounts payable - trade	100,580
Accrued interest	29,835
Accrued payroll taxes	9,101
Net cash used in operating activities	(201,120)
Cash flows used in investing activities:
Purchase of equipment	(1,313,652)
Net cash used in investing activities	(1,313,652)
Cash flows provided by financing activities:
Proceeds from issuance of common stock	1,100
Proceeds from issuance of notes payable	1,699,930
Net cash provided by financing activities	1,701,030
Net increase in cash	186,258
Cash - beginning of period	—
Cash - end of period	$186,258

Supplemental Disclosure of Cash Flow Information

Interest paid	$—
Income taxes paid	$—

The accompanying notes are an integral part of the financial statements.

Amish Pasta Company, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For the Nine Month Period from January 1, 2006 (Commencement of Operations) to September 30, 2006

1.        Description of Business

Amish Pasta Company, Inc. (the “Company”) was incorporated in Nevada on September 2, 2005 and commenced operations in January 2006. As the Company had no activities prior to January 1, 2006, the financial statements are for the nine-month period after its operations commenced. The Company has been in the development stage since commencing operations. The Company’s plan is to produce a line of natural dry pasta products and related items.

2.         Summary of Significant Accounting Policies

Basis of Presentation

These financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States.

Development Stage Operations

The Company is considered a development stage company in accordance with Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises. Its operations have been limited to marketing and general administrative activities, the acquisition of plant and equipment, and a limited amount of product development. It has incurred a loss during its initial period of operations of $401,042 for the nine-month period from January 1, 2006 (commencement of operations) to September 30, 2006. The Company’s ability to continue as a going concern is dependent on its ability to obtain additional operating capital through private debt funding sources to fund future operations and ultimately to attain profitable operations (Note 6 - Financial Results, Liquidity and Management’s Plan ).

Use of Estimates

Preparing the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates are the determination of the useful lives of property and equipment and the determination of the valuation reserve of the United States income tax assets. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Amish Pasta Company, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For the Nine Month Period from January 1, 2006 (Commencement of Operations) to September 30, 2006

2.        Summary of Significant Accounting Policies, Continued

Fair Value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. Financial instruments are generally defined by SFAS No. 107 as cash and cash equivalents, evidence of ownership interest in equity, or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity.

At September 30, 2006, the Company’s financial instruments are cash and cash equivalents, accounts payable-trade, accrued liabilities, advance payable-related party, and a note payable. The recorded values of cash and cash equivalents, accounts payable, accrued liabilities and advance payable-related party approximate their fair values based on their short-term nature. The recorded value of the note payable approximates the fair value, as interest approximates market rates and the note is short-term in nature.

Cash

The Company considers deposits that can be redeemed on demand and investments that have original maturities of less than three months, when purchased, to be cash equivalents. As of September 30, 2006, the Company’s cash and cash equivalents were deposited primarily in two financial institutions.

At September 30, 2006, the Company had $79,981 on deposit that exceeded the United States (FDIC) federally insurance limit.

Amish Pasta Company, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For the Nine Month Period from January 1, 2006 (Commencement of Operations) to September 30, 2006

2.        Summary of Significant Accounting Policies, Continued

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate. The estimated useful lives for significant property and equipment categories are as follows:

Office equipment	3 to 5 years
Machinery and equipment	5 to 15 years
Buildings and improvements	20 years

The Company’s property and equipment have not been placed in service at September 30, 2006, and therefore, depreciation has not commenced.

Share-Based Payment

The Company will account for employee stock-based payments using the fair value method provided in Statement of Financial Accounting Standards (“SFAS”) No. 123: Share-Based Payment . The fair value of options granted will be recognized as compensation expense over the vesting period of the options.

The Company will account for non-employee stock-based payments using the fair value method provided by SFAS No. 123(R). When stock options are granted to non-employees, the Company will estimate the fair value of the award and recognize related expenses over the performance period as prescribed by EITF 96-18: Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. No share based payments have been granted at September 30, 2006.

Loss Per Common Share

Basic net loss per common share is computed by dividing net earnings (loss) applicable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. When losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. There were no common stock equivalents at September 30, 2006.

Amish Pasta Company, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For the Nine Month Period from January 1, 2006 (Commencement of Operations) to September 30, 2006

2.        Summary of Significant Accounting Policies, Continued

Income Tax

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Realization of the deferred income tax asset is dependent on generating sufficient taxable income in future years.

The Company will recognize the amount of taxes payable or refundable for the current year and recognize deferred tax liabilities and assets for the expected future tax consequences of events and transactions that have been recognized in the Company’s financial statements or tax returns. The Company currently has substantial net operating loss carryforwards. The Company has recorded a 100% valuation allowance against net deferred tax assets due to uncertainty of their ultimate realization.

Advertising Costs

Advertising costs will be expensed when they are incurred. There were no advertising expenses for the period ended September 30, 2006.

Amish Pasta Company, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For the Nine Month Period from January 1, 2006 (Commencement of Operations) to September 30, 2006

2.        Summary of Significant Accounting Policies, Continued

Product Development

The Company’s product development activities principally involve product name selection, product shape determination, artistic design of the product packaging, arrangement for the related manufacturing extrusion tools and dies, selection of seasonings, grains and other ingredients considered as recipe development, taste and market testing. The costs of these activities are expensed as incurred.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Comprehensive Income or Loss

The Company has no items of other comprehensive income or loss in the nine-month period from January 1, 2006 (commencement of operations) to September 30, 2006. Therefore, net loss as presented in the Company’s Statement of Operations equals the comprehensive loss.

Amish Pasta Company, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For the Nine Month Period from January 1, 2006 (Commencement of Operations) to September 30, 2006

2.         Summary of Significant Accounting Policies, Continued

New Accounting Pronouncements

In September 2006 the Financial Accounting Standards Board issued Statement No. 157: Fair Value Measurements . This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. This Statement does not require any new fair value measurements. The Company does not expect the adoption of this statement to have a material impact on its financial position, results of operations or cash flows.

In November 2004 the Financial Accounting Standards Board issued Statement No. 151: Inventory Costs . This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges . . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company does not expect the adoption of this Statement to have a material impact on its financial position, results of operations or cash flows.

3.          Property and Equipment

The following is a summary of property and equipment, at cost as of September 30, 2006:

Buildings and improvements	$312,202
Office equipment	19,031
Equipment	982,419
Total property and equipment	$1,313,652

No property and equipment has been placed in service at September 30, 2006, and therefore, no depreciation was recorded for the nine-month period from January 1, 2006 (commencement of operations) to September 30, 2006.

Amish Pasta Company, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For the Nine Month Period from January 1, 2006 (Commencement of Operations) to September 30, 2006

4.         Note Payable

Note payable consists of the following at September 30, 2006:

Note payable, due December 31, 2006, interest at 5% per annum, with property and equipment with a book value of $1,313,652 pledged as collateral	$1,699,930

The note payable provides for Company borrowings up to $2,000,000. Interest expense for the period ended September 30, 2006 was $29,835.

5.  Income Taxes

There is no current or deferred income tax provision due to the Company’s losses and valuation allowance.

Significant components of the Company’s deferred tax assets are as follows at September 30, 2006:

Deferred tax assets:
Net operating loss carryforward	$136,354
Valuation allowance	(136,354)
Net deferred tax assets	$—

The Company, based upon its limited history of losses and management’s assessment of when operations are anticipated to generate taxable income, has concluded that it is more likely than not that none of the net deferred income tax assets will be realized through future taxable earnings and has established a valuation allowance for them. The valuation allowance incurred during the nine-month period from January 1, 2006 (commencement of operations) to September 30, 2006 amounted to $136,354.

Reconciliation of the effective tax rate to the U.S. statutory rate is as follows:

Tax benefit at U.S. statutory rate	(34.0)%
Change in valuation allowance	34.0%
Effective income tax rate	—%

The Company has federal net operating loss carryforwards of $401,042. The federal net operating loss carryforward will expire in 2026. Due to the uncertainty of its realization on the loss carry-forward, a full valuation allowance has been provided for the deferred tax assets.

Amish Pasta Company, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For the Nine Month Period from January 1, 2006 (Commencement of Operations) to September 30, 2006

6.         Contingencies, Risks, Uncertainties, Managements Plan and Concentrations

Financial Results, Liquidity and Management’s Plan

At September 30, 2006, the Company has negative working capital and a shareholders’ capital deficit. Also, the Company has incurred losses for the nine-month period from January 1, 2006 (commencement of operations) to September 30, 2006 of $401,042. Despite its negative cash flows from operations, the Company has been able to obtain operating capital through a private debt funding source. Management’s plans include the continued development and eventual implementation of our business plan. The Company has relied upon debt funding since inception.

No assurances can be given that the Company can obtain sufficient working capital through the sale of the Company’s common stock and borrowing or that the continued implementation of our business plan will generate sufficient revenues in the future to sustain ongoing operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Operating Leases

The Company leases the property on which its facilities are located. The lease is for 5 years with a 5 year renewal option and annual evergreen renewals thereafter. The Company has the option to purchase the property for $280,000. The lease was entered into by the shareholders of the Company and was assigned to the Company in October 2006. Future minimum lease payments are as follows at September 30, 2006:

2007	$16,200
2008	16,200
2009	16,200
2010	16,200
2011 and after	5,400
Total minimum lease payments	$70,200

For the nine-month period from January 1, 2006 (commencement of operations) to September 30, 2006, rental expense was $14,305 and was paid to the officers as rental expense-related party.

Concentration of Suppliers

The Company expects to purchase its raw materials from producers of organic produce and grains. There is a regionally limited supply of these products. If the Company is unable to obtain these products from the supplier, the Company believes that the impact on its   financial statements from such an uncertainty could be substantial.

Amish Pasta Company, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For the Nine Month Period from January 1, 2006 (Commencement of Operations) to September 30, 2006

6.         Contingencies, Risks, Uncertainties, Managements Plan and Concentration
            (Continued)

Litigation

The Company, on an ongoing basis, will be subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of our business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

Unused Borrowing Capacity

The Company, as of September 30, 2006, had a note payable agreement that allowed for borrowing of up to $2,000,000 (Note 4 - Note Payable ) under which the Company may borrow at the rate of 5%. As of September 30, 2006 the unused portion of the note payable was $300,070.

Lease Expense - Related Party

The two major shareholders of the Company entered into a lease on the property that the Company’s facilities have been built upon. The lease and purchase option were subsequently assigned in October 2006 to the Company. The lease payments made to the two major shareholders during the nine-month period from January 1, 2006 (commencement of operations) to September 30, 2006 was $14,305, which was the same amount paid to the owner of the property by the two major shareholders.

7.      Related Party Transactions

Advance Payable - Related Party

The Company’s Chief Executive Officer, who is the majority shareholder, paid certain expenses on behalf of the Company. These amounts do not bear interest and are due on demand. The expenses paid by the related party consisted of the following items:

Marketing plan	$53,500
Rent	5,150
Equipment	1,360
Travel expenses	516
Total	$60,526

In addition, an entity owned by the Company’s Chief Executive Officer’s relative made   deposits on equipment for the benefit of the Company. These deposits totaled $90,000 and were repaid without interest.

Amish Pasta Company, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For the Nine Month Period from January 1, 2006 (Commencement of Operations) to September 30, 2006

8.        Subsequent Event

On October 27, 2006, the Company entered into a merger agreement with FII International, Inc. (“FII”), as a result of which, on October 30, 2006, the Company changed its name to Amish Naturals, Inc. The shareholders of the Company received 25,000,000 shares of FII common stock, which represented the majority of the outstanding shares after the merger. Therefore, the merger is treated as a “reverse merger” and the previously outstanding shares of FII are treated as an equity transaction by the Company. At the merger, the Company redeemed 11,200,000 shares of FII common stock from the prior majority shareholder for cash of $235,000. In addition, the Company sold 2,900,000 shares of its common stock and warrants to purchase 1,450,000 shares of its common stock at $0.90 per share (the “units”). The unit price was $0.90 per unit, for total proceeds of $2,610,000.

The pro forma balance sheet of the Company at September 30, 2006, as if the above transactions had occurred on that date is as follows:

	Historical	Pro Forma Adjustments	Pro Forma Balance
Cash	$186,258	$675,070	$861,328
Property and equipment	1,313,652	—	1,313,652
Other assets	120	—	120
Total assets	$1,500,030	$675,070	$2,175,100

Accounts payable	$100,580	—	$100,580
Advances payable — related party	60,526	—	60,526
Accrued interest	29,835	—	29,835
Accrued payroll taxes	9,101	—	9,101
Note payable	1,699,930	$(1,699,930)	—
Total liabilities	1,899,972	(1,699,930)	200,042

Common stock	1,042	40,858	41,900
Additional paid-in capital	58	2,334,142	2,334,200
Deficit accumulated during the
development stage	(401,042)	—	(401,042)
Total shareholders’ equity
(deficit)	(399,942)	2,375,000	1,975,058

Total liabilities and
shareholders’ equity
(deficit)	$1,500,030	$675,070	$2,175,100

Amish Pasta Company, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For the Nine Month Period from January 1, 2006 (Commencement of Operations) to September 30, 2006

Pro forma adjustments consist of the following:

Cash:
Proceeds from unit sales	$2,610,000
Redemption of FII common shares	(235,000)
Repayment of note payable	(1,699,930)
Net increase in cash	$675,070

Note payable:
Repayment from offering proceeds	$(1,699,930)

Common stock:
Shares issued in sale of units	$2,900
Outstanding shares of FII	25,200
Redemption of FII shares	(11,200)
Change in par value	23,958
Net increase in common stock	$40,858

Additional paid-in capital:
Sale of units	$2,607,100
Outstanding shares of FII	(25,200)
Redemption of FII shares	(223,800)
Change in par value of common shares	(23,958)
Net increase in additional paid-in capital	$2,334,142

The effect of these transactions is to increase the number of common shares outstanding at September 30, 2006 as follows.

Common shares outstanding	10,416,667
Shares issued in unit offering	2,900,000
FII shares outstanding	25,200,000
Redemption and retirement of FII prior major
shareholders’ shares	(11,200,000)
Additional shares issued to Company shareholders	14,583,333
Pro forma shares outstanding	41,900,000

Pro forma loss per share for the nine-month
Period from January 1, 2006 (commencement of operations)
to September 30, 2006	$(0.01)

Amish Naturals, Inc.

(A Company in the Development Stage)

Balance Sheet

March 31, 2007

ASSETS

Current assets:
Cash	$1,003,448
Inventory	282,856
Total current assets	1,286,304
Property and equipment, net of accumulated depreciation of $17,698	2,384,428
Deposits	138
Total assets	$3,670,870

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable - trade	$357,206
Accrued interest on note payable	5,139
Advances payable - related party	60,526
Note payable	300,000
Total current liabilities	722,871
Commitments and contingencies
Shareholders' deficit:
Series A convertible preferred, $0.001 par value, 20,000,000 shares authorized, none issued	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 43,427,024 shares issued and outstanding	43,427
Additional paid-in capital	4,770,347
Deficit accumulated during the development stage	(1,865,775)
Total shareholders' equity	2,947,999
Total liabilities and shareholders' equity	$3,670,870

The accompanying notes are an integral part of the financial statements.

Amish Naturals, Inc.

(A Company in the Development Stage)

Statement of Operations

For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2006,
For the Three-Month and Six-Month Periods Ended March 31, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2007

	For the Period From January 1, 2006 (Commencement of Operations) to March 31, 2006	For the Six-Month Period Ended March 31, 2007	For the Six-Month Period Ended March 31, 2007	For the Period From January 1, 2006 (Commencement of Operations) to March 31, 2007
Operating expenses:
Marketing	-	$151,627	$255,301	$430,516
General and administrative	$5,439	454,780	676,506	769,209
Product development	-	(7,355)	129,012	213,635
Professional fees	-	43,474	181,304	203,521
Stock-based charges	-	136,092	226,819	226,819
Total operating expenses	5,439	778,618	1,468,942	1,843,700
Operating loss	(5,439)	(778,618)	(1,468,942)	(1,843,700)
Other income (expense):
Interest income	-	6,552	9,349	12,899
Interest expense	-	(5,139)	(5,139)	(34,974)
Total other expense	-	1,413	4,210	(22,075)
Net loss	$(5,439)	$(777,205)	$(1,464,732)	$(1,865,775)
Net loss per common share - basic and diluted	$-	$(0.02)	$(0.04)	$(0.07)
Weighted average number of shares outstanding - basic and diluted	10,416,667	42,984,263	36,925,062	27,981,265

The accompanying notes are an integral part of the financial statements.

Amish Naturals, Inc.

(A Company in the Development Stage)

Statement of Cash Flows

For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2006,
For the Six-Month Period Ended March 31, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2007

	For the Period From January 1, 2006 (Commencement of Operations) to March 31, 2006	For the Six-Month Period Ended March 31, 2007	For the Period From January 1, 2006 (Commencement of Operations) to March 31, 2007
Cash flows used in operating activities:
Net loss	$(5,439)	$(1,464,732)	$(1,865,775)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	-	17,698	17,698
Stock-based charges	-	226,819	226,819
Advances payable - related party	-	-	60,526
Accrued interest cancelled in exchange for shares	-	-	29,835
Changes in operating assets and liabilities:
Increase (decrease) in:
Inventory	-	(282,856)	(282,856)
Accounts payable - trade	341,546	256,625	357,206
Accrued payroll taxes	-	(9,101)	-
Accrued interest	-	5,139	5,139
Net cash used in operating activities	336,107	(1,250,408)	(1,451,408)
Cash flows used in investing activities:
Purchase of equipment	(759,934)	(1,088,474)	(2,402,126)
Deposits	-	(18)	(138)
Net cash used in investing activities	(759,934)	(1,088,492)	(2,402,264)
Cash flows provided by financing activities:
Proceeds from issuance of common stock	5,679	4,005,822	4,006,922
Proceeds from issuance of notes payable	600,000	300,000	1,999,930
Redemption of common shares	-	(249,782)	(249,782)
Proceeds from exercise of warrants	-	799,980	799,980
Repayment of notes payable	-	(1,699,930)	(1,699,930)
Net cash provided by financing activities	605,679	3,156,090	4,857,120
Net increase in cash	181,852	817,190	1,003,448
Cash - beginning of period	-	186,258	-
Cash - end of period	$181,852	$1,003,448	$1,003,448

The accompanying notes are an integral part of the financial statements.

Amish Naturals, Inc.

(A Company in the Development Stage)

Statement of Cash Flows

For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2006,
For the Six-Month Period Ended March 31, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2007

	For the Period From January 1, 2006 (Commencement of Operations) to March 31, 2006	For the Six-Month Period Ended March 31, 2007	For the Period From January 1, 2006 (Commencement of Operations) to March 31, 2007

Supplemental Disclosure of Cash Flow Information
Interest paid		-	-
Income taxes paid		-	-

The accompanying notes are an integral part of the financial statements.

Amish Naturals, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of March 31, 2007 and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2006,
For the Three-Month and Six-Month Periods Ended March 31, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2007

1.	Description of Business

Amish Naturals, Inc. formerly Amish Pasta Company, Inc. (the “Company”) was incorporated in Nevada on September 2, 2005 and commenced operations in January 2006. The Company has been in the development stage since commencing operations.

On October 27, 2006, the Company entered into a merger agreement with FII International, Inc. (“FII”). The shareholders of the Company received 25,000,000 shares of FII common stock, which represented the majority of the outstanding shares after the merger. Therefore, the merger was treated as a “reverse merger” and the previously outstanding shares of FII were treated as an equity transaction by the Company. At the merger, the Company redeemed 11,200,000 shares of FII common stock from the prior majority shareholder for cash of $249,782. In addition, the Company sold 2,900,000 shares of its common stock and warrants to purchase 1,450,000 shares of its common stock at $0.90 per share (the "units"). The unit price was $0.90 per unit, for total proceeds of $2,610,000.

The accompanying interim financial statements as of March 31, 2007 and for the period from January 1, 2006 (commencement of operations) to March 31, 2006, for the three-month and six-month periods and the period from January 1, 2006 (commencement of operations) to March 31, 2007 are unaudited. In the opinion of management, such financial statements include all adjustments (consisting only of normal recurring accruals) necessary for the fair presentation of the financial position and the results of operations. The results of operations for the three-month and six-month periods ended March 31, 2007 are not necessarily indicative of the results to be expected for the full year. The interim financial statements should be read in conjunction with the Company's Form 8-K for the period ended September 30, 2006 filed October 27, 2006.

2.	Summary of Significant Accounting Policies

Accounting for Stock-Based Employee Compensation

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement on Financial Accounting Standards ("SFAS") No. 123(R), Share-Based Payment. This pronouncement amends SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires that companies account for awards of equity instruments issued to employees under the fair value method of accounting and recognize such amounts in their statements of operations. Under SFAS No. 123(R), the Company is required to measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense in the consolidated statements of operations over the service period that the awards are expected to vest. As permitted under SFAS No. 123(R), the Company has elected to recognize compensation cost for all options with graded vesting on a straight-line basis over the vesting period of the entire option.

Amish Naturals, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of March 31, 2007 and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2006,
For the Three-Month and Six-Month Periods Ended March 31, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2007

2.	Summary of Significant Accounting Policies, Continued

Inventory

Inventory is stated at the lower of first-in, first-out cost, or market. Inventory balances at March 31, 2007 consist of the following:

Finished goods	$170,726
Raw materials	112,130
Total inventory	$282,856

Basic and Diluted Loss Per Share

Basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed in the same way as basic loss per common share except that the denominator is increased to include the number of additional common shares that would be outstanding if all potential common shares had been issued and if the additional common shares were dilutive. As of March 31, 2007, the Company had outstanding stock options and warrants that can be converted into 3,386,111 shares of common stock. As the Company has recorded a loss for the period from January 1, 2006 (commencement) to March 31, 2006, the three-month and six-month periods ended March 31, 2007 and for the period from January 1, 2006 (commencement of operations) to March 31, 2007, the options and warrants would have an anti-dilutive effect and, therefore, are not included in diluted loss per share.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Amish Naturals, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of March 31, 2007 and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2006,
For the Three-Month and Six-Month Periods Ended March 31, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2007

2.	Summary of Significant Accounting Policies, Continued

Contingencies, Continued

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Comprehensive Income or Loss

The Company has no items of other comprehensive income or loss in the period from January 1, 2006 (commencement of operations) to March 31, 2007. Therefore, net loss as presented in the Company’s Statement of Operations equals the comprehensive loss.

New Accounting Pronouncements

In September 2006 the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. This Statement does not require any new fair value measurements. The Company does not expect the adoption of this statement to have a material impact on its financial position, results of operations or cash flows.

Amish Naturals, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of March 31, 2007 and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2006,
For the Three-Month and Six-Month Periods Ended March 31, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2007

3.	Property and Equipment

The following is a summary of property and equipment, at cost, as of March 31, 2007:

Buildings and improvements	$312,202
Office equipment	65,472
Equipment	2,024,452
Total property and equipment	2,402,126
Less: accumulated depreciation	(17,698)
Total property and equipment	$2,384,428

Property and equipment was placed in service during March 2007, and therefore, depreciation commenced during the three-month period ended March 31, 2007.

4.	Note Payable

Note payable at March 31, 2007 consists of an unsecured note payable to an individual, with interest at 10.25%, extended due date of July 29, 2007.

5.	Contingencies, Risks, Uncertainties, Managements Plan and Concentrations

Financial Results, Liquidity and Management's Plan

The Company has incurred losses for the three-month and six-month periods ended March 31, 2007 and for the period from January 1, 2006 (commencement of operations) to March 31, 2007 of $777,205, $1,464,732 and $1,865,775, respectively and has not sold any of its products. Despite its negative cash flows from operations, the Company has been able to obtain operating capital through a private debt funding source, the sale of shares of its common stock and through the exercise of warrants to purchase shares of its common stock. Management's plans include the continued development and eventual implementation of its business plan.

No assurances can be given that the Company can obtain sufficient working capital through the sale of the Company's common stock and borrowing or that the continued implementation of its business plan will generate sufficient revenues in the future to sustain ongoing operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Amish Naturals, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of March 31, 2007 and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2006,
For the Three-Month and Six-Month Periods Ended March 31, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2007

5.	Contingencies, Risks, Uncertainties, Managements Plan and Concentrations, Continued

Operating Leases

The Company leases four properties on which its production, office and warehouse facilities are located.  The lease are for periods of 1 to 5 years with a 5 year renewal option and annual evergreen renewals thereafter.  The Company has the option to purchase the property for $280,000.  Future minimum lease payments for the periods ending March 31st, are as follows at March 31, 2007:

2008	$113,200
2009	16,200
2010	16,200
2011	15,000
Total minimum lease payments	$160,600

Concentration of Suppliers

The Company expects to purchase its raw materials from producers of organic produce and grains. There is a regionally limited supply of these products. If the Company is unable to obtain these products from the supplier, the Company believes that the impact on its financial statements from such an uncertainty could be substantial.

Litigation

The Company, on an ongoing basis, will be subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

Amish Naturals, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of March 31, 2007 and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2006,
For the Three-Month and Six-Month Periods Ended March 31, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2007

6.	Equity Transactions

Common Stock

Stock Split

In October 2006 the Company forward split its common stock 2.4 for one, resulting in 25 million shares of common stock outstanding at the time. At the same time, the Company changed the par value of its common stock to $0.001 per share. All per share amounts reflect this forward split as if it had occurred at January 1, 2006.

Reverse Merger

In connection with the reverse merger with FII in October 2006, the Company issued 25,200,000 and redeemed 11,200,000 shares of its common stock.

Sale of Common Stock

In October 2006 the Company sold 2.9 million shares of its common stock and warrants to purchase 1,450,000 shares of its common stock at $0.90 per unit for total proceeds of $2,609,857.

In February 2007, the Company sold in a private placement 677,835 shares of its common stock at $2.10 per share to 26 investors. The net proceeds of this placement were $1,395,965.

Exercise of Warrants

In December 2006 the Company issued 388,889 shares of its common stock upon exercise of warrants at a price of $0.90 per share. The net proceeds of this exercise were $350,000.

In February 2007, warrants to purchase 500,000 shares of the Company’s common stock were exercised. The exercise price of $0.90 per share resulted in net proceeds to the Company of $449,980.

Warrants Outstanding

At March 31, 2007 there are warrants to purchase 561,111 shares of the Company’s common stock outstanding. These warrants have an exercise price of $0.90 per share, are currently exercisable and expire on December 31, 2009.

Amish Naturals, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of March 31, 2007 and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2006,
For the Three-Month and Six-Month Periods Ended March 31, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2007

7.	Share-Based Payment

On October 27, 2006 and March 27, 2007, the Company granted options to purchase 2,680,000 shares and 145,000 shares, respectively, of its common stock to officers, directors, employees and consultants. The exercise price of these options is $1.00 per share and $2.30 per share, respectively, which equaled the market price on the effective dates of grant. The options vest at various rates over periods ranging from one to four years after the effective date of the grant. Options to purchase 150,000 shares were exercisable at March 31, 2007.

The weighted average estimated fair value of the stock options granted during the three and six month periods ended March 31, 2007 was $1.76 per share and $0.65 per share, respectively. The amount was determined using the Black-Scholes option pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, the expected dividend payments, and the risk-free interest rate over the expected life of the option.

The assumptions used in the Black-Scholes option pricing model for the stock options granted during the six-month period ended March 31, 2007 and for the period from January 1, 2006 (commencement of operations) to March 31, 2007 were as follows:

	For the Six-Month Period Ended March 31, 2007	For the Period From January 1, 2006, (Commencement of Operations) to March 31, 2007
Risk-free interest rate	4.23% to 4.35%	4.23% to 4.35%
Expected volatility of common stock	68% to 98%	68% to 98%
Dividend yield	$0.00	$0.00
Expected life of options	5 years	5 years
Weighted average fair market value of options granted	$0.65	$0.65

Amish Naturals, Inc.

(A Company in the Development Stage)

Notes to the Financial Statements

As of March 31, 2007 and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2006,
For the Three-Month and Six-Month Periods Ended March 31, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to March 31, 2007

8.	Related Party Transactions

Advances - Related Party

The Company’s Chief Executive Officer, who is the majority shareholder, paid certain expenses on behalf of the Company. These amounts do not bear interest and are due on demand. The expenses paid by the related party consisted of the following items:

Marketing plan	$53,500
Rent	5,150
Equipment	1,360
Travel expenses	516
Total	$60,526

In addition, an entity owned by the Company's Chief Executive Officer's relative made deposits on equipment for the benefit of the Company. These deposits totaled $90,000 and were repaid without interest.

9.	Subsequent Events

On April 2, 2007 the Company acquired an entity owned by a member of the immediate family of the Company’s Chairman and Chief Executive Officer and another of the Company’s shareholders. The Company issued 75,000 shares of its common stock with a fair value of $130,000 in this transaction. The net assets of the acquired entity were recorded at their predecessor cost of $75,000.

4,339,745 SHARES

COMMON STOCK

AMISH NATURALS, INC.

__________________

PROSPECTUS
__________________

_____________, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Under our Articles of Incorporation, no director or officer will be held personally liable to us or our stockholders for damages resulting from a breach of fiduciary duty as a director or officer unless such breach involves intentional misconduct, fraud, a knowing violation of law, or a payment of dividends in violation of the law. Under our Bylaws, directors and officers will be indemnified to the fullest extent allowed by the law against all damages and expenses suffered by a director or officer being party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative. This same indemnification is provided pursuant to Nevada Revised Statutes, Chapter 78, except the director or officer must have acted in good faith and in a manner that he believed to be in our best interest, and the stockholders or the board of directors, unless ordered by a court, must approve any discretionary indemnification.

The general effect of the foregoing is to indemnify a control person, officer, or director from liability, thereby making our company responsible for any expenses or damages incurred by such control person, officer, or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Item 25. Other Expenses of Issuance and Distribution

The following are the fees and expenses we incurred in connection with the offering are payable by us. Other than the SEC registration fee, all of such fees expenses are estimated.*

Registration fee	$209.93
Printing expenses	$10,000.00
Accounting fees and expenses	$20,000.00
Legal fees and expenses	$25,000.00
Registrar’s and transfer agent’s fees	$500.00
Miscellaneous	$1,000.00
Total	$56,709.93

*	The selling stockholders will pay any sales commissions or underwriting discounts incurred in connection with the sale of shares registered hereunder.

Item 26. Recent Sales of Unregistered Securities

On April 2, 2007, we sold and issued 75,000 shares of our common stock to (i) the wife of a co-founder and our current President and Chief Executive Officer and (ii) a co-founder and significant stockholder in connection with our purchase of the business and substantially all of the assets of Amish Co-op, Inc. Based upon the $1.85 per share closing price of our common stock on April 2, 2007, the shares had an aggregate value of $138,750. We accounted for the related party transaction by recording the predecessor cost of the assets of Amish Co-op, Inc., in accordance with U.S. GAAP in the amount of approximately $75,000. The issuance was made pursuant to Section 4(2) of the Securities Act. We believe the exemption is available because (i) the issuees are sophisticated investors, (ii) no advertising or general solicitation was employed in offering the securities, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

On February 5, 2007, we sold and issued 664,745 shares of our common stock to 26 otherwise unaffiliated, accredited investors for an aggregate price of approximately $1.4 million, or $2.10 per share. The issuance was made pursuant to Rule 506 under Regulation D and Section 4(2) of the Securities Act. We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to 26 persons, all of whom were accredited investors, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities). Each of the investors has agreed to resell the common stock only pursuant to registration under the Securities Act or an available exemption from such registration.

On May 27, 2005, FII International, Inc. (FII) sold and issued 5.6 million restricted shares of FII’s common stock to Patrizia Leone-Mitchell in reliance upon Section 4(2) of the Securities Act. Ms. Leone-Mitchell is a sophisticated investor, was at the time an officer and a director of FII, and was in possession of all material information relating to FII. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made in connection with the offering.

In connection with the merger, on October 30, 2006, FII sold and issued an aggregate 25 million of its common shares to the holders of the common stock of Amish Pasta Company, in exchange for their shares of common stock of Amish Pasta Company. For each share of the common stock of Amish Pasta Company, the holder thereof received 2.4 of our common shares. The issuance was made pursuant to Rule 506 under Regulation D of the Securities Act. We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to seven persons, all of whom were accredited investors, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

On October 30, 2006, simultaneously with the merger, we issued and sold 2.9 million shares of our common stock to five non-U.S. investors outside the U.S. for an aggregate price of $2.61 million, or $0.90 per share. The sale was made in reliance upon Regulation S under the Securities Act. Each of the investors has agreed to resell the common stock only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from such registration, and the shares issued contained a legend to such effect. No directed selling efforts were used in connection with the offering.

Item 27. Exhibits

Exhibit Number	Description
2.1
Agreement and Plan of Merger by and among FII International, Inc., Amish Pasta Company, Inc., and APC Acquisition Corp., dated October 27, 2006 (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K, filed October 31, 2006)

3.1	Corporate Charter (incorporated by reference to Exhibit 3.1 to FII’s Registration Statement on Form SB-2, filed on August 15, 2002)
3.2	Articles of Incorporation (incorporated by reference to FII’s Registration Statement on Form SB-2, filed August 15, 2002)
3.3
Certificate of Amendment to Articles of Incorporation as filed with the Secretary of State of the State of Nevada on October 30, 2006 (incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K, filed October 31, 2006)

3.4
Certificate of Change in number of authorized shares as filed with the Secretary of State of the State of Nevada on October 30, 2006 (incorporated by reference to Exhibit 3.4 of the Registrant’s Current Report on Form 8-K, filed October 31, 2006)

3.5
Articles of Merger as filed with the Secretary of State of the State of Nevada on October 30, 2006 (incorporated by reference to Exhibit 3.5 of the Registrant’s Current Report on Form 8-K, filed October 31, 2006)

3.6	Bylaws of the Registrant (incorporated by reference to Exhibit 3.6 of the Registrant’s Current Report on Form 8-K, filed October 31, 2006)
4.1	Form of Common Stock Certificate
4.2	Form of Warrant granted in October 2006
5.1*	Opinion of Bryan Cave LLP (to be filed by amendment)
10.1
Lease and Purchase Option Agreement between David C. Skinner, Sr., and Ronald Sparkman and Amish Pasta Company, dated October 27, 2006 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed October 31, 2006)

10.2
Assignment of Lease and Purchase Agreement between David C. Skinner, Sr., and Ronald Sparkman and Amish Pasta Company, dated October 27, 2006 (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed October 31, 2006)

10.3	Employment Agreement with David C. Skinner, Sr., dated as of October 27, 2006 (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K, filed October 31, 2006)
10.4	Employment Agreement with Donald G. Alarie, dated as of October 27, 2006 (incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K, filed October 31, 2006)
10.5	Consulting Agreement with Dale Paisley, dated as of October 27, 2006 (incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K, filed October 31, 2006)
10.5a	Consulting Agreement with Dale Paisley, dated as of January 1, 2007
10.6	2006 Incentive Plan (incorporated by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K, filed October 31, 2006)
10.7	Form of Nonqualified Stock Option Award Agreement under the 2006 Incentive Plan (incorporated by reference to Exhibit 10.7 of the Registrant’s Current Report on Form 8-K, filed October 31, 2006)
10.8
Agreement with Natural Specialty Sales, LLC (incorporated by reference to Exhibit 10.8 of the Registrant’s Quarterly Report on Form 10-QSB for the period ended December 31, 2006, as filed on February 16, 2007) [Confidential treatment was requested for section 9 of such Agreement, when filed]

10.9	Asset Purchase Agreement, dated April 2, 2007, by and among Amish Co-op, Inc., Ronald Sparkman, Kimberly A. Skinner, and Amish Natural Sub, Inc.
10.9a
Addendum to Asset Purchase Agreement, dated April 2, 2007, by and among Amish Co-op, Inc., Ronald Sparkman, Kimberly A. Skinner, Amish Natural Sub, Inc., and in respect of Section 1 thereof, the registrant.

10.10	Employment agreement with Troy Treangen, dated as of December 11, 2007
23.1*	Consent of Kelly & Company
23.2*	Consent of Bryan Cave LLP (to be filed by amendment)
24.1	Power of Attorney (included in signature page)

* Filed herewith

Item 28. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) (i) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(ii) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Holmesville, State of Ohio, on June 5, 2007.

AMISH NATURALS, INC.

By: /s/ David C. Skinner, Sr.
Name: David C. Skinner, Sr.
Title: President & Chief Executive Officer

Each person whose signature appears below constitutes and appoints David C. Skinner, Sr. (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf individually and in each capacity stated below any amendment, (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates set forth below.

Signature	Title	Date

/s/ David C. Skinner, Sr.	President, Chief Executive Officer, and Director (principal executive officer)	June 5, 2007
David C. Skinner, Sr.
/s/ Dale P. Paisley, by David C. Skinner, Sr. attorney-in-fact	Chief Financial Officer (principal financial officer and principal accounting officer)	June 5, 2007
Dale P. Paisley

/s/ Martin Silver, by David C. Skinner, Sr. attorney-in-fact	Chairman of the Board	June 5, 2007
Martin Silver

/s/ Kenneth Troyer, by David C. Skinner, Sr. attorney-in-fact	Director	June 5, 2007
Kenneth Troyer

	Director	June 5, 2007
Carlo Varesco

/s/ Alexander Ngan, by David C. Skinner, Sr. attorney-in-fact	Director	June 5, 2007
Alexander Ngan

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Bryan Cave LLP
10.10	Employment Agreement with Troy Treangen, dated December 11, 2007
23.1	Consent of Kelly & Company
23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1)